UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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ATKORE INTERNATIONAL GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATKORE INTERNATIONAL GROUP INC.
16100 South Lathrop Avenue
Harvey, Illinois 60426
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the "Annual Meeting") of Atkore International Group Inc. (the "Company") will be held on Thursday, January 28, 2021, at 8:00 a.m. (Central Time). In light of the COVID-19 pandemic and for the safety and well-being of our stockholders, directors and employees, we have determined that the Annual Meeting will be a completely virtual meeting of stockholders. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/ATKR2021. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com for the purpose of considering and voting on the following:
1.To elect the six directors named in this proxy statement to serve until the 2022 Annual Meeting of Stockholders (the "2022 Annual Meeting").
2.To hold a non-binding advisory vote approving executive compensation.
3.To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021.
4.To transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.
The foregoing items of business are more fully described in our proxy statement filed with the U.S. Securities and Exchange Commission (the "SEC") on or about December 11, 2020 on behalf of the board of directors of the Company.
Only stockholders of record at the close of business on December 1, 2020 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
We are furnishing our proxy materials to all of our stockholders over the Internet rather than in paper form. We believe that this delivery process lowers the costs of printing and distributing our proxy materials and reduces our environmental impact, without impacting our stockholders' timely access to this important information. Accordingly, stockholders of record at the close of business on December 1, 2020 will receive a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") and may vote at the Annual Meeting of Stockholders. Such stockholders will also receive notice of any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about December 11, 2020.
By Order of the Board of Directors,

Daniel S. Kelly
Vice President, General Counsel and Corporate Secretary
December 11, 2020

Whether or not you plan to attend the virtual Annual Meeting, please vote by Internet at your earliest convenience or complete, sign, date and return the proxy card so that your shares will be represented at the meeting. You may choose to attend the meeting and virtually cast your votes on the day of the Annual Meeting even if you vote by Internet or fill out and return a proxy card by mail. If you choose to attend the meeting virtually, you may revoke your proxy and personally cast your votes at the meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 28, 2021:
The proxy statement and the annual report on Form 10-K for the fiscal year ended September 30, 2020 are available at www.proxyvote.com or www.investors.atkore.com.

ATKORE INTERNATIONAL GROUP INC.
16100 South Lathrop Avenue
Harvey, Illinois 60426

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 28, 2021

The proxy statement and annual report to stockholders are available at
www.proxyvote.com or www.investors.atkore.com

    In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the "SEC"), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") has been mailed to our stockholders on or about December 11, 2020. Stockholders will have the ability to access the proxy materials on the websites listed above, or to request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

    The Notice of Internet Availability also provides instructions on how you may request that we send future proxy materials to you electronically by electronic mail or in printed form by mail. If you choose to receive future proxy materials by electronic mail, you will receive an electronic mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic mail or in printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
What are the proxy materials?
The board of directors (the "board") of Atkore International Group Inc., a Delaware corporation (referred to as “Atkore,” the “Company,” “we,” “us,” or “our”), has made these proxy materials available to you on the Internet, or is providing printed proxy materials to you pursuant to your request, in connection with the solicitation of proxies for use at our Annual Meeting to be held on Thursday, January 28, 2021, at 8:00 a.m. (Central Time), via live webcast at www.virtualshareholdermeeting.com/ATKR2021. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials or your proxy card (if applicable).
This proxy statement includes important information that we are required to provide to you under SEC rules and is designed to assist you in voting your shares. The proxy materials include this proxy statement, our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, and the proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. These proxy materials are being made available or distributed to you on or about December 11, 2020.
As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.
Why did we receive only one copy of the Notice of Internet Availability and how may I obtain an additional copy?
We are sending only one copy of our Notice of Internet Availability to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.
If your household received a single mailing this year and you would like to have additional copies of our Notice of Internet Availability mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to Atkore International Group Inc., c/o Corporate Secretary (Legal Department), 16100 South Lathrop Avenue, Harvey, Illinois, 60426. You may also contact us in the same manner if you received multiple copies of the Notice of Internet Availability and would prefer to receive a single copy in the future.
All stockholders and beneficial owners may access the proxy materials at www.proxyvote.com as well as the Company’s website—www.investors.atkore.com. If you would like to receive a paper copy or an e-mail copy of our proxy materials, at no charge, please make the request by mail to Atkore International Group Inc., c/o Corporate Secretary (Legal Department), 16100 South Lathrop Avenue, Harvey, Illinois 60426, by Internet at www.proxyvote.com, by telephone to 1-800-579-1639, requesting Daniel S. Kelly, or by e-mail to sendmaterial@proxyvote.com.
What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:
•Proposal 1: The election of six nominees named in the proxy statement as either Class I or Class II directors for a term expiring at the 2022 Annual Meeting.
•Proposal 2: A non-binding advisory vote approving executive compensation.
•Proposal 3: The ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021.
•To transact such other business as may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.
How does the board of directors recommend I vote on these proposals?
•Proposal 1: “FOR” each of the nominees named in the proxy statement as Class I or Class II directors for a term expiring at the 2022 Annual Meeting.

•Proposal 2: “FOR” the non-binding advisory vote approving executive compensation.
•Proposal 3: “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021.
If any other matters properly come before the Annual Meeting that require a vote of the stockholders, the persons designated as proxies will vote the shares of common stock of the Company, par value $0.01 per share, represented by the proxies, either FOR, AGAINST or ABSTAIN, in accordance with their judgment on those matters. As of the date hereof, our board of directors is not aware of any other such matter or business to be transacted at our Annual Meeting.
Who is entitled to vote at the Annual Meeting?
The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting was December 1, 2020. At the close of business on that date, we had 47,560,211 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting held by one stockholder of record. A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.
By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the Company’s representatives listed on its proxy card or to vote in person at the Annual Meeting.
Beneficial Stockholders. If your shares are held in a stock brokerage account or by a broker, bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice of Internet Availability was forwarded to you by your broker, bank, trustee or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, trustee or other nominee how to vote your shares using the methods prescribed by your broker, bank, trustee or other nominee on the voting instruction card provided to you. Beneficial owners are also invited to attend the Annual Meeting.
However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s, bank’s, trustee’s or other nominee’s procedures for obtaining a legal proxy.
What votes are required to approve each of the proposals?
Proposal 1, the nominees for director will be elected by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In accordance with our currently applicable By-laws, stockholders do not have the right to cumulate their votes for the election of directors.
Proposal 2, the non-binding advisory vote approving executive compensation, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. As an advisory vote, this proposal is not binding. However, our board and Human Resources & Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.
Proposal 3, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021, will be determined by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation and oversight of the work of any independent registered public accounting firm engaged by the Company. The Audit Committee has already appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021. In the event of a negative vote on the ratification, the Audit Committee may reconsider its appointment of Deloitte & Touche LLP for fiscal year 2021. Additionally, the Audit Committee will consider the outcome of the vote for fiscal year 2021 and when making appointments of our independent registered public accounting firm in future years.
How are broker non-votes and abstentions counted?
If you hold your shares in "street name" through a broker, bank or other nominee, you should have received instructions from such broker, bank or nominee on how to instruct the holder of record to vote your shares. If you do not submit voting instructions to the holder of record, your broker may generally vote your shares in its discretion on matters designated as "routine." However, a broker cannot vote shares held in "street name" on matters designated as "non-routine" unless the broker receives voting instructions from the "street name" holder. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Only the ratification of the selection of our independent registered public accounting firm in Proposal 3 is considered a routine matter. Your broker will therefore not have discretion to vote on the “non-routine” matters set forth in Proposals 1 and 2 absent direction from you. Because broker non-votes are not voted affirmatively or negatively, they will have no effect on the approval of Proposals 1 and 2. For Proposal 3, broker non-votes will have the effect of a vote against the proposal. For Proposals 1 through 3, an abstention will have the effect of a vote against the proposal.
The presence of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, either in person or by proxy, will constitute a quorum. Shares of common stock represented by proxies at the meeting, including broker non-votes and those that are marked “ABSTAIN,” will be counted as shares present for purposes of establishing a quorum.
How can I vote my shares in person and participate at the Annual Meeting?

This year’s annual meeting will be held entirely online in light of the COVID-19 pandemic and to allow greater participation. Shareholders may participate in the annual meeting by visiting the following website: www.virtualshareholdermeeting.com/ATKR2021. To participate in the annual meeting, you will need the 16‐digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner, but not the shareholder of record, also may be voted electronically during the Annual Meeting. However, even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

To vote your shares without attending the meeting, please follow the instructions for Internet or telephone voting on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail, if you are the stockholder of record, or by signing the voter instruction form provided by your bank or broker and returning it by mail, if you are the beneficial owner but not the stockholder of record. This way your shares will be represented whether or not you are able to attend the meeting.
What will I need in order to attend the Annual Meeting?
You are entitled to attend the virtual Annual Meeting only if you were a stockholder of record as of December 1, 2020, or you hold a valid proxy for the Annual Meeting. You may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ATKR2021 and using your 16‐digit control number to enter the meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the Record Date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.
May stockholders ask questions?
Yes. Representatives of the Company will answer stockholders’ questions of general interest following the meeting in accordance with the rules and regulations of the annual meeting. Questions can be asked by entering the question into the question and answer text box once in the virtual meeting. A representative of the Company will read the question allowed prior to responding. The questions and answers will be posted on the Company's website on the same page as other investor presentations for thirty days after the Annual Meeting. In case of technical issues, stockholders may call the technical support phone number(s) provided on the login page of the virtual shareholder meeting site.

Can I vote by Internet?
For beneficial stockholders with shares registered in the name of a broker, bank, trustee or other nominee, a number of brokerage firms and banks are participating in a program that offers an Internet voting option. Stockholders should refer to the voting instruction card provided by their broker, bank, trustee or other nominee for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with AST will also be able to vote using the Internet. For instructions on how to vote, please refer to the instructions included on the Notice of Internet Availability.
If your shares are held in an account at a broker, bank, trustee or other nominee participating in this program or registered directly in your name with AST, you may vote those shares by accessing the following Internet website address: www.proxyvote.com. The giving of such an Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you vote by Internet, you do not need to send in a proxy card or vote instruction form. The deadline for Internet voting will be 11:59 p.m., Eastern Time, on January 27, 2021.
What if I return my proxy card but do not provide voting instructions?
If you provide specific voting instructions, your shares will be voted as you instruct. Unless contrary instructions are specified, if you sign and return a proxy card but do not specify how your shares are to be voted, the shares of the common stock of the Company represented thereby will be voted in accordance with the recommendations of the board.
These recommendations are:
•Proposal 1: “FOR” each of the nominees named in the proxy statement as Class I or Class II directors for a term expiring at the 2022 Annual Meeting,
•Proposal 2: “FOR” the non-binding advisory vote approving executive compensation,
•Proposal 3: "FOR" the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2021.
How do I change or revoke my proxy?
Subject to any rules your broker, bank, trustee or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet (only your latest Internet proxy submitted prior to the Annual Meeting will be counted) or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.
Who will count and certify the votes?
Representatives of the firm of Broadridge Financial Solutions, Inc. (“Broadridge”) and the staff of our Corporate Secretary and investor relations offices will count the votes and certify the election results. The results will be publicly filed with the SEC on a Form 8-K within four business days after the Annual Meeting.
How can I make a proposal or make a nomination for director for next year’s annual meeting?
You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our then current by-laws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held on January 27, 2022, the proposal or nomination must be received by us at our principal executive offices no later than August 15, 2021. Stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2022 (but not include it in our proxy materials) must provide written notice of such proposal to our Corporate Secretary (Attn: Legal Department) at our principal executive offices between October 2, 2021 and November 1, 2021 and comply with the other provisions of our then current by-laws.
Who pays for the cost of proxy preparation and solicitation?
Our board is responsible for the solicitation of proxies for the Annual Meeting. Broadridge will assist us in the distribution of proxy materials and hosting of the virtual meeting, and will provide voting and tabulation services for the Annual Meeting for a fee of approximately $10,000 plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.
What is the board member annual meeting attendance policy?
Each continuing board member is expected to attend the Company’s virtual annual meeting. All board members who served as members of the board at the time of the 2020 Annual Meeting of Stockholders attended last year’s annual meeting. Virtual attendance by the board members at this year's Annual Meeting will be considered as meeting this expectation.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Independence
Our board determined, after considering all of the relevant facts and circumstances, that all members of the board, with the exception of Mr. Waltz, are “independent” as defined under NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) rules and regulations. This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.
Board Leadership Structure
Our board is led by our non-executive Chairman, Mr. Michael V. Schrock. As stated in our Corporate Governance Guidelines, the board has no policy with respect to the separation of the offices of Chairman of the board and CEO. The board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and CEO in any way that is in the best interests of the Company at a given point in time. The board believes this governance structure currently promotes a balance between the board’s independent authority to oversee our business and the CEO and his management team who manage the business on a day-to-day basis. If the board chooses to combine the offices of Chairman and CEO in the future, a lead director will be appointed annually by the independent directors. The board expects to periodically review its leadership structure to ensure that it continues to meet our needs.
Annual Evaluation of the Board, Directors and Committees

The board evaluates the performance of the board of directors as a whole, each director and each committee on an annual basis. The evaluation is conducted through a survey where each director records his or her views anonymously on board and committee performance, including the Company’s performance as relates to board activities. The evaluation also includes a component, coordinated by the Chairman of the board, relating to individual director performance, priorities and improvements for the board and the Company in the coming year. The entire board reviews the results of the survey and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each committee.
Board Composition
Under our Certificate of Incorporation, the number of members on our board may be fixed by resolution adopted from time to time by the board. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Each director shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.
Our board is currently composed of nine members. Our currently applicable Certificate of Incorporation and By-laws provide for a classified board of directors until the 2022 annual meeting of stockholders. We currently have three directors in each of the classes. Until the 2022 annual meeting, any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors until the board is fully declassified in 2022. The current terms of directors in Classes I and II end at the 2021 Annual meeting, and Class III ends at the annual meeting in 2022. At the 2019 Annual Meeting of Stockholders, the management proposal to declassify the board was approved by our stockholders. As a result, beginning at the 2020 Annual Meeting, directors were and will be elected to serve one year terms. This will result in a fully declassified board by the 2022 Annual Meeting of Stockholders.

Director	Class
Betty R. Johnson	Class I—Expiring 2021 Annual Meeting
William E. Waltz Jr.	Class I—Expiring 2021 Annual Meeting
A. Mark Zeffiro	Class I—Expiring 2021 Annual Meeting
Jeri L. Isbell	Class II—Expiring 2021 Annual Meeting
Wilbert W. James Jr	Class II—Expiring 2021 Annual Meeting
Michael V. Schrock*	Class II—Expiring 2021 Annual Meeting
Justin A. Kershaw	Class III—Expiring 2022 Annual Meeting
Scott H. Muse	Class III—Expiring 2022 Annual Meeting
William R. VanArsdale	Class III—Expiring 2022 Annual Meeting
*Chairman of the board of directors

Under our currently applicable Certificate of Incorporation and By-laws, at each annual meeting of stockholders the successors of the directors whose term expires at that meeting are elected to hold office for a one-year term, expiring at the next annual meeting of stockholders following the year of their election. The board is therefore asking you to elect the six nominees for director whose terms expire at the Annual Meeting. Betty R. Johnson, William E. Waltz, Jr. and A. Mark Zeffiro, our Class I directors, and Jeri L. Isbell, Wilbert W. James, Jr. and Michael V. Schrock, our Class II directors, have been nominated for reelection at the Annual Meeting. See “Proposal 1—Election of Directors” below.
Set forth on the following pages is biographical information, as well as background information, relating to each nominee’s and continuing director’s business experience, qualifications, attributes and skills and why the board and Nominating and Governance Committee believe each individual is a valuable member of the board. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The respective age of each individual below is as of December 1, 2020.

Nominees for Election to the Board of Directors in 2021
Class I—Directors Whose Term Expires in 2021

Ms. Betty R. Johnson Age 62 Director of the Company since 2018
Betty R. Johnson became a director in August 2018. Ms. Johnson is the Senior Vice President and Chief Financial Officer (and was Treasurer until late 2020) of MYR Group Inc., a publicly traded, North American electrical contractor specializing in transmission, distribution, substation, commercial and industrial construction. Prior to MYR Group, Ms. Johnson held various executive positions within manufacturing and construction industries, including chief financial officer roles at Faith Technologies, Inc., Sloan Valve Company, and Block and Company, Inc. In addition, Ms. Johnson has eleven years of audit experience for construction, financial services, and manufacture and distribution industries during her tenure at Deloitte and Touche. Ms. Johnson previously served on the MYR Group board of directors from 2007 to 2015 before joining the company’s executive leadership team. Ms. Johnson earned a bachelor’s degree in business administration from Loyola University, Chicago and is a certified public accountant.

Qualifications: Ms. Johnson brings both financial expertise and more than twenty years' experience with electrical contractors to our board.

A
Mr. William E. Waltz Jr. Age 56 Director of the Company since 2018
William E. Waltz Jr. became a director and the President and Chief Executive Officer of Atkore International Group, Inc. in 2018. Prior to that, he served in several other Company executive roles, including Chief Operating Officer and Group President of the Atkore Electrical Raceway reporting segment. From 2009 until joining Atkore in 2013, Mr. Waltz was Chairman and Chief Executive Officer at Strategic Materials, Inc., North America’s largest glass recycling company. Prior to that, he spent 15 years in various divisions of Pentair plc, including President-Pentair Flow Technologies. Mr. Waltz began his career at General Electric Company and as a Deloitte Management consultant. Mr. Waltz earned a Masters of Business Administration from Northwestern University, Kellogg Graduate School of Management, a Masters of Science in Computer Science from Villanova University, a Bachelor of Science in Industrial Engineering from Pennsylvania State University, and was a graduate of General Electric’s Information Systems Management Program. In addition to serving on Atkore’s board of directors, Mr. Waltz serves as a Director of Quanex Building Products Corporation (NYSE: NX) and a Governor for the National Electrical Manufacturers Association (NEMA).

Qualifications: Mr. Waltz's intimate knowledge of the Company's day-to-day operations as President and Chief Executive Officer and his significant prior experience in the Company's industry qualify him to serve on our board of directors.

Mr. A. Mark Zeffiro Age 54 Director of the Company since 2015
A. Mark Zeffiro became a director in 2015. Mr. Zeffiro was the President and Chief Executive Officer at Horizon Global Corporation, a designer, manufacturer and distributor of custom-engineered towing, trailering, cargo management products and accessories, until May of 2018. In July 2015, Horizon Global was formed as a stand-alone, publicly traded company from a division of TriMas Corporation, where Mr. Zeffiro was Group President. Prior to that, Mr. Zeffiro spent seven years as the Chief Financial Officer at TriMas with responsibility for investor relations, financial planning, external reporting, business analysis, treasury, tax and corporate capital. Mr. Zeffiro also spent four years at Black and Decker Corporation as Vice President of Finance for Global Consumer Products Group and Vice President of Finance for the U.S. Consumer Products Group. Mr. Zeffiro began his career at General Electric Company, where he held roles of progressive responsibility during his 15-year tenure, culminating in the position of Chief Financial Officer of the Americas and Global Imaging Equipment division within the GE Medical Systems Group. Mr. Zeffiro earned a B.S. in Quantitative Analytics from Bentley College.

Qualifications: Mr. Zeffiro’s leadership positions provide our board with insight into improving financial and operational performance at public companies.

Class II - Directors Whose Term Expires in 2021

Ms. Jeri L. Isbell Age 63 Director of the Company since 2015
Jeri L. Isbell became a director in 2015. Until her retirement in December 2016, Ms. Isbell was the Vice President of Human Resources and Corporate Communications for Lexmark International, Inc., a manufacturer of imaging and output technology and provider of enterprise services, a position she held since February 2003. Prior to that, Ms. Isbell held a number of leadership positions at Lexmark, including Vice President, Compensation and Employee Programs and Vice President, Finance and U.S. Controller. Prior to joining Lexmark in 1991, Ms. Isbell held various positions at IBM. Ms. Isbell is a director of SiteOne Landscape Supply Inc. Ms. Isbell holds a B.B.A. in Accounting from Eastern Kentucky University and an M.B.A. from Xavier University. She is a certified public accountant, a National Association of Corporate Directors Board Leadership Fellow and NACD Directorship Certified.

Qualifications: Ms. Isbell's human resources and communications leadership positions provide our board with insight into key issues and market practices in these areas for public companies.

Mr. Wilbert W. James Jr. Age 64 Director of the Company since 2017
Wilbert W. James Jr. became a director in 2017. Mr. James was the President of Toyota Motor Manufacturing of Kentucky, Inc. (TMMK) from June 2010 through December 2017, which included Toyota's largest manufacturing plant in the world. Prior to becoming President, Mr. James worked in various positions within Toyota Motor's U.S. operations for 23 additional years. Mr. James is a director of Columbia Forest Products, Cornerstone Building Brands and the Piston Group. He holds a B.S. in Mechanical Engineering Technology from Old Dominion University.

Qualifications: Mr. James' experience in manufacturing and operations, with a significant focus in lean manufacturing, helps provide the board with insight into various operational, financial and strategic issues the Company encounters.

Mr. Michael V. Schrock Age 67 Director of the Company since 2018
Michael V. Schrock became a director in May 2018 and has served as Chairman of our board of directors since August 2018. Mr. Schrock is a senior operating advisor of Oak Hill Capital Partners. He retired in 2013 from Pentair LLC, a global water, fluid, thermal management, and equipment protection company.  Mr. Schrock began his Pentair career in 1998, where he most recently served as President and Chief Operating Officer, beginning in 2006.  His other roles at Pentair included President of Water Technologies Americas and President of the Pump and Pool Group and President and COO of Pentair Technical Products.  Prior to joining Pentair, Mr. Schrock held numerous senior leadership positions at Honeywell International Inc.  He currently serves on the board of directors of MTS Corporation, Plexus Corporation and SafeFleet Corporation (private), as well as serving on the Board of Governors of the St. Thomas School of Engineering. Mr. Schrock earned a B.S. from Bradley University and an M.B.A. from the Kellogg School at Northwestern University.

Qualifications: Mr. Schrock brings more than forty years of experience in the electrical industry and more than a dozen years of experience on public company boards, including service as a lead director, to our board.

Class III - Directors Whose Term Expires in 2022

Mr. Justin A. Kershaw Age 59 Director of the Company since 2017
Justin A. Kershaw became a director in 2017. Mr. Kershaw is the Corporate Vice President and Chief Information Officer of Cargill, Incorporated, a leading provider of food, agricultural, financial and industrial products. Prior to Cargill, he was the Senior Vice President and CIO at the Industrial Sector of Eaton Corporation. Earlier, while the CIO of W.L. Gore and Associates, he also served as an original member of the State of Delaware’s Information Technology Investment Council. He holds a B.A. in Economics from LaSalle University.

Qualifications: Mr. Kershaw’s global work experience in the broad technology sector provides the board with insight into various international operational, technology and strategic issues the Company encounters.

Mr. Scott H. Muse Age 63 Director of the Company since 2015
Scott H. Muse became a director in 2015. From 2002 until he retired in 2014, Mr. Muse served as President of Hubbell Lighting Inc., a leading manufacturer of lighting fixtures and controls, and Group Vice President of Hubbell Inc., the parent company of Hubbell Lighting, an international manufacturer of electrical and electronic products for non-residential and residential construction, industrial and utility applications. Prior to that, Mr. Muse was President and Chief Executive Officer of Lighting Corporation of America from 2000 to 2002 and President of Progress Lighting from 1993 to 2000. Additionally, he held leadership and management positions at Thomas Industries, American Electric and Thomas & Betts. Mr. Muse began his career in the electrical manufacturing industry in 1979. Mr. Muse holds a B.S. in Business Administration from Georgia Southern University.

Qualifications: Mr. Muse’s extensive knowledge and experience in business, leadership, sales, marketing and operations management provide our board with insight into the challenges and opportunities in the electrical manufacturing sector.

Mr. William R. VanArsdale Age 69 Director of the Company since 2015
William R. VanArsdale became a director in 2015. From 2004 until his retirement on August 1, 2015, Mr. VanArsdale served as Group President of Eaton Corporation plc, a diversified power management company, where he led the hydraulics, filtration and golf grip business units. From 2001 to 2004, Mr. VanArsdale was President of Electrical Components Operation at Eaton, where he was also Operations Vice President of Global Sales and Service from 1999 to 2001. Prior to that, he spent 12 years in various leadership roles at Rockwell Automation. Mr. VanArsdale currently serves as a director of SunSource Holdings, Inc. and he holds a B.S. in Electrical Engineering from Villanova University.

Qualifications: Mr. VanArsdale’s broad operations, sales and leadership experience in the manufacturing sector provide our board with insight into challenges and opportunities for the manufacturing sector.

Meetings of the Board of Directors and Attendance at the Annual Meeting
Our board held five meetings during the fiscal year ended September 30, 2020. Each of our directors attended at least 75% of the total number of meetings of the board and any committees during the period in which he or she was a director or a member of any committee, as applicable. Our board also met periodically on a less formal basis during the year to monitor the effects of the COVID-19 pandemic on our business and to review our response to the pandemic as an essential business and our efforts to protect our workers. These updates occurred during regularly scheduled board meetings for our second, third and fourth quarters in fiscal 2020, through email updates and at least three additional board telephone calls.
Directors are required to attend our annual meetings. All board members who served as members of the board at the time of the 2020 Annual Meeting of Stockholders attended last year’s annual meeting.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors are afforded the opportunity to meet in a private session that excludes management. The committees of the board, as described more fully below, also meet regularly in executive session.

Corporate Governance Guidelines
Our board has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, board composition, director compensation and management and succession planning. The Nominating and Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our board any changes to the guidelines. During fiscal year 2019, the board revised the Company's Corporate Governance Guidelines to limit non-employee directors to no more than four total public company boards.
Code of Business Conduct and Ethics and Financial Code of Ethics
We have a Code of Business Conduct and Ethics that applies to all of our officers, employees and directors, and our board has adopted a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, corporate officers with financial, accounting and reporting responsibilities, including the Corporate Controller, Treasurer and chief accounting officers, and any other person performing similar tasks or functions. The Financial Code of Ethics and the Code of Business Conduct and Ethics each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Financial Code of Ethics and the Code of Business Conduct and Ethics are available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.
We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our officers, including our Chief Executive Officer, Chief Financial Officer, corporate officers with financial, accounting and reporting responsibilities, including the Corporate Controller, Treasurer and chief accounting officers, and any other person performing similar tasks or functions, and our directors, by posting such information on our website at http://investors.atkore.com/governance-documents.
Board Committees
Our board maintains an Audit Committee, a Human Resources & Compensation Committee, a Nominating and Governance Committee and an Executive Committee. Below is a brief description of our committees. The following table shows the current members and chairperson of each committee and the number of meetings held during fiscal year 2020. During fiscal year 2020, the board implemented a five-year term limit for committee chair positions.

Director (1)	Audit	HR & Compensation	Nominating and Governance	Executive
Jeri L. Isbell	X	X*		X
Wilbert W. James, Jr.			X
Betty R. Johnson	X*(2)			X(2)
Justin A. Kershaw		X
Scott H. Muse	X		X*	X
Michael V. Schrock				X*
William R. VanArsdale		X	X
William E. Waltz, Jr.				X
A. Mark Zeffiro	X*(3)	X(3)		X(3)
Number of Meetings	4	5	8	1
X= Current Committee Member; * = Chairperson
(1)In fiscal year 2020, each member of the board was invited to attend any committee meeting, even if he or she was not a member of that committee.
(2)On April 29, 2020, Ms. Johnson was elected Audit Committee Chairperson for a five-year term beginning at the July 28, 2020 meeting. As Audit Committee Chairperson, she also became a member of the Executive Committee beginning at the July 28, 2020 meeting.
(3)Concurrent with Ms. Johnson's election as Chairperson of the Audit Committee, Mr. Zeffiro was elected as a member of the HR & Compensation Committee beginning at the July 28, 2020 meeting, at which time he ceased to be a member of the Executive Committee.

Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is responsible for reviewing and assessing the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.
The members of our Audit Committee are Mr. Zeffiro (Chairperson until the July 28, 2020 meeting), Ms. Isbell, Ms. Johnson (Chairperson beginning at the July 28, 2020 meeting) and Mr. Muse. Our board has designated each of Mr. Zeffiro and Mses. Isbell and Johnson as an “audit committee financial expert,” and each of the four members has been determined to be “financially literate” under NYSE rules. Our board has also determined that each of the four members is “independent” as defined under the NYSE rules and the Exchange Act and rules and regulations promulgated thereunder; therefore, we meet the independence requirements of Rule 10A-3 under the Exchange Act or the NYSE rules. The charter of our Audit Committee states that no director may serve on the Audit Committee if such director simultaneously serves on the audit committee of more than three public companies (including the Company), unless the board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Company’s Audit Committee. As of the date of this proxy statement, none of our Audit Committee members are serving on more than three audit committees of public companies.
Human Resources & Compensation Committee
Our Human Resources & Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our company and its subsidiaries (including the Chief Executive Officer, subject to final approval by our board), establishing the general compensation policies of our company and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of our company and its subsidiaries. Our Human Resources & Compensation Committee is also responsible for periodically reviewing management development and succession plans. The charter of our Human Resources & Compensation Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.
The members of our Human Resources & Compensation Committee are Ms. Isbell (Chairperson) and Messrs. Kershaw, VanArsdale and Zeffiro (beginning at the July 28, 2020 meeting), all of whom are independent directors; therefore, the committee meets all NYSE listing requirements. At the November 2020 meeting, the Board elected Mr. VanArsdale to assume the position of Committee chair as of the January 27, 2021 Committee meeting, at the end of Ms. Isbell's five-year term as Human Resources & Compensation Committee Chair. The written charter of our Human Resources & Compensation Committee addresses the committee’s purpose and responsibilities and the requirement that there be an annual performance evaluation of the Human Resources & Compensation Committee.
The Human Resources & Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers. During fiscal year 2020, the committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to advise it on executive compensation program-design matters and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the named executive officers and non-employee directors. FW Cook is a global professional services company. The Human Resources & Compensation Committee performed an assessment of FW Cook’s independence to determine whether the consultant is independent, taking into account FW Cook’s executive compensation consulting protocols to ensure consultant independence and other relevant factors. Based on that assessment, the Human Resources & Compensation Committee determined that the firm’s work has not raised any conflict of interest and the firm is independent.
Nominating and Governance Committee
Our Nominating and Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the board for election to our board, reviewing the composition of the board and its committees, developing and recommending to the board corporate governance guidelines that are applicable to us, and overseeing board evaluations. The charter of our Nominating and Governance Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents.

The members of our Nominating and Governance Committee are Messrs. Muse (Chairperson), James and VanArsdale, all of whom are independent directors; therefore, the committee meets all NYSE listing requirements. The written charter of our Nominating and Governance Committee addresses the committee’s purpose and responsibilities and the requirement that there be an annual performance evaluation of the Nominating and Governance Committee.
Executive Committee
The Executive Committee is responsible, among its other duties and responsibilities, for assisting the board with its responsibility and, except as may be limited by law, our Certificate of Incorporation or our By-laws, to act as specifically assigned by the board between board meetings or when it is otherwise impracticable for the full board to act. The charter of our Executive Committee is available without charge on the investor relations portion of our website at http://investors.atkore.com/governance-documents. The members of our Executive Committee are Ms. Isbell and Messrs. Schrock (Chairperson), Muse, Waltz and Zeffiro. With the election of Ms. Johnson as Audit Committee Chairperson, she became a member of the Executive Committee beginning at the July 28, 2020 meeting, replacing Mr. Zeffiro.
Human Resources & Compensation Committee Interlocks and Insider Participation
During fiscal year 2020, our Human Resources & Compensation Committee was comprised of Ms. Isbell (Chairperson), and Messrs. Kershaw, VanArsdale and Zeffiro (beginning at the July 28, 2020 meeting). No member of our Human Resources & Compensation Committee was a former or current officer or employee of the Company or any of its subsidiaries in fiscal year 2020. In addition, during fiscal year 2020 none of our executive officers served as a director or as a member of the Human Resources & Compensation Committee of a company that had an executive officer serve as a director or as a member of our Human Resources & Compensation Committee.
Selection of Nominees for Election to the Board
Our Corporate Governance Guidelines provide that the Nominating and Governance Committee will identify and recommend that the board select board candidates who the Nominating and Governance Committee believes are qualified and suitable to become members of the board consistent with the criteria for selection of new directors adopted from time to time by the board. The Nominating and Governance Committee considers the board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors, and considers the general qualifications of the potential nominees, such as strong values and discipline, high ethical standards, a commitment to full board participation on the board and its committees, and relevant career experience, along with other skills and characteristics that meet the current needs of the board, including the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole; a background and experience with manufacturing, operations, finance or marketing or other functions or fields which will complement the talents of the other board members; public company experience; ability to work professionally and effectively with other board members and the Company’s management; availability to remain on the board long enough to make an effective contribution; satisfaction of applicable independence standards; and absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.
In identifying candidates for election to the board, the Nominating and Governance Committee considers nominees recommended by directors, stockholders and other sources. The Nominating and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nominating and Governance Committee would recommend the candidate for consideration by the full board. The Nominating and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
The Nominating and Governance Committee will consider director candidates proposed by stockholders on the same basis as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the board for consideration by the Nominating and Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Atkore International Group Inc., c/o Corporate Secretary (Legal Department), 16100 South Lathrop Avenue, Harvey, Illinois, 60426. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board. Our currently applicable By-laws set forth the requirements for direct nomination by a stockholder of persons for election to the board.

Communications with the Board
Any stockholder or interested party who wishes to communicate with our board as a whole, the independent directors, or any individual member of the board or any committee of the board may write to or email the Company at: Atkore International Group Inc., c/o Corporate Secretary (Legal Department), 16100 South Lathrop Avenue, Harvey, Illinois, 60426 or BoardofDirectors@atkore.com.
The board has designated the Company’s Corporate Secretary as its agent to receive and review written communications addressed to the board, any of its committees, or any board member or group of members. The Corporate Secretary may communicate with the sender for any clarification. In addition, the Corporate Secretary will promptly forward to the Chairperson of the Audit Committee any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Corporate Secretary to be potentially material to the Company. As an initial matter, the Corporate Secretary will determine whether the communication is a proper communication for the board. The Corporate Secretary will not forward to the board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Corporate Secretary to be immaterial to the Company.
Separately, the Audit Committee has established a whistleblower policy for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by associates of the Company of concerns regarding questionable accounting or auditing matters.
Risk Oversight
Our board as a whole has responsibility for overseeing our risk management. The board exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the board about the identification and assessment of key risks and our risk mitigation strategies. The full board has primary responsibility for evaluating strategic and operational risk management, and succession planning. The full board also receives an update on cyber-related activities at each board meeting and has not delegated responsibility for evaluating cyber security risks to any committee. In fiscal 2020, the full board also met informally with senior management to monitor the Company's response to the Covid-19 pandemic. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, including oversight on compliance related to legal and regulatory exposure and meets regularly with our chief legal and compliance officers. Our Human Resources & Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described below. The Audit Committee and Human Resources & Compensation Committee provide reports to the full board regarding these and other matters. Starting at the January 27, 2021 meeting, the Nominating & Governance Committee shall have oversight responsibility for many environmental, social and governance (ESG) matters.
Director Compensation
In fiscal year 2020, certain of our directors received compensation for their services as directors. These matters are further described below in the section entitled “Director Compensation."

EXECUTIVE OFFICERS
The following table sets forth certain information concerning our executive officers as of December 1, 2020.

Name	Age	Position	First Became an Officer
William E. Waltz Jr.	56	President and Chief Executive Officer, Director	2013
David P. Johnson	53	Vice President, Chief Financial Officer and Chief Accounting Officer	2018
Daniel S. Kelly	60	Vice President, General Counsel & Corporate Secretary	2013
Mark F. Lamps	54	Group President, Security and Infrastructure	2019
Peter J. Lariviere	59	President, Cable Solutions	2013
LeAngela W. Lowe	49	Vice President, Global Human Resources	2019
John W. Pregenzer	50	President, Electrical	2020
William E. Waltz Jr. became a director and the President and Chief Executive Officer of Atkore International Group, Inc. in 2018. Prior to that, he served in several other Company executive roles, including Chief Operating Officer and Group President of the Atkore Electrical Raceway reporting segment. From 2009 until joining Atkore in 2013, Mr. Waltz was Chairman and Chief Executive Officer at Strategic Materials, Inc., North America’s largest glass recycling company. Prior to that, he spent 15 years in various divisions of Pentair plc, including President-Pentair Flow Technologies. Mr. Waltz began his career at General Electric Company and as a Deloitte Management consultant. Mr. Waltz earned a Masters of Business Administration from Northwestern University, Kellogg Graduate School of Management, a Masters of Science in Computer Science from Villanova University, a Bachelor of Science in Industrial Engineering from Pennsylvania State University, and was a graduate of General Electric’s Information Systems Management Program. In addition to serving on Atkore’s board of directors, Mr. Waltz serves as a Director of Quanex Building Products Corporation (NYSE: NX) and a Governor for the National Electrical Manufacturers Association (NEMA).
David P. Johnson has served as Atkore as Vice President and Chief Financial Officer since August 2018 and as the Company's Chief Accounting Officer since January 2019. He has more than thirty years’ experience in strategic and financial planning, risk assessment, mergers & acquisitions, global tax strategies, international operations, and internal controls. Most recently, Mr. Johnson was Vice President-Finance & Operations for the Electrical Sector business at Eaton Corporation, where he was responsible for sector financial planning, analysis and reporting, compliance, credit and collections and government accounting, as well as global purchasing, manufacturing strategies, logistics and distribution. Prior to that, Mr. Johnson was Vice President-Finance and Planning for the Americas Region (Eaton Electrical) where he was responsible for reporting, planning, acquisitions, and implementing common financial policies and reporting across numerous recently acquired businesses. During his twenty-four year tenure at Eaton, Mr. Johnson held other roles of progressive responsibilities, including Plant Controller, Division Controller, Director of Finance & Business Development, Vice President Finance & Business Development, and Vice President Finance & Planning-Europe, Middle East and Asia. Mr. Johnson began his career at Westinghouse Electric Corporation, where he held various accounting and analytical financial roles. Mr. Johnson earned a B.S. in Finance from Indiana University of Pennsylvania and an M.B.A. from Duquesne University.
Daniel S. Kelly has served as our Vice President, General Counsel and Corporate Secretary since September 2013. Prior to joining Atkore, he spent 20 years working in strategic legal roles within ITT Corporation and its spinoff, Xylem, Inc., which manufactures equipment that transports, treats and tests water and wastewater. From 2011 to 2013, Mr. Kelly served as Deputy General Counsel and acting General Counsel of Xylem, Inc. From 2010 to 2011, he was Vice President and General Counsel at ITT Fluid and Motion Control, covering ITT’s commercial business worldwide and from 2008 to 2010 served as Vice President and General Counsel at ITT Defense Electronics & Services. Mr. Kelly also spent three years at ITT headquarters as Deputy General Counsel, Director Field Legal Support. Mr. Kelly earned a B.S. from Georgetown University and a J.D. from Loyola University Chicago School of Law.
Mark F. Lamps was promoted to his current position of Group President, Security & Infrastructure (previously known as the Mechanical Products & Solutions reporting segment until October 1, 2020) in March 2019 with responsibility for products and services that frame, support and secure component parts in a broad range of structures, equipment and systems for electrical, industrial and construction applications. Mr. Lamps joined the Company in October 2018 as Vice President-Business Development & Strategy. Prior to that, Mr. Lamps was Vice President-Technology for nVent LLC, where he was responsible for leading new product development and digitization activities. Prior to that, Mr. Lamps held numerous leadership roles during his 23-year tenure at Pentair, LLC, including Vice President-Technology, Product Management and Strategy for Pentair

Electrical; Vice President & General Manager-Pentair Equipment Protection, in addition to residing in China during a four-year international assignment as Vice President & General Manager for Pentair Technical Products-APAC. Mr. Lamps also held engineering positions at General Motors Corporation, after initially starting his career at Accenture. Mr. Lamps earned a Master of Business Administration from Kellogg Graduate School of Management at Northwestern University, as well as a Master of Science in Manufacturing Systems Engineering and a Bachelor of Science in Mechanical Engineering from Stanford University.
Peter J. Lariviere has served as our Vice President and President of Cable Solutions since September 2015, after joining Atkore as Chief Operating Officer of the AFC Cable business unit in September 2013, with responsibility for manufacturing, engineering, sourcing, distribution and logistics and serving as President, AFC Cable business unit from January 2015 until September 2015. Mr. Lariviere was previously President of Storage and Workplace Solutions, a division of Stanley Black and Decker, from 2010 until 2013. Prior to that, Mr. Lariviere was Chief Executive Officer at Lista International Corporation. Mr. Lariviere also held several positions at Amesbury Group Inc., including Senior Vice President-Window Hardware Division and Group Vice President. Mr. Lariviere holds a B.S. from the University of Massachusetts and an M.B.A. from New Hampshire College. He also is a graduate of the Executive Management Program at University of North Carolina, Kenan-Flagler Business School. Mr. Lariviere is retiring in January 2021, as previously announced by the Company.
LeAngela (Angel) W. Lowe was promoted to her current role as Vice President, Global Human Resources in June 2019 with responsibility for talent acquisition and development, onboarding and immersion, leadership training, employee development, employee and labor relations, payroll as well as compensation and benefit programs. Since 2016, Mrs. Lowe served as Vice President-Group Human Resources, where she was responsible for driving human resources alignment and synergies among Electrical Raceway and Mechanical Products & Solutions businesses. Prior to that, Mrs. Lowe served as Vice President-Electrical Raceway business and Vice President, Human Resources-Conduit & Fittings business after initially joining the company in 2014 as Vice President-Human Resources for the Plastic Pipe and Conduit strategic business unit. Prior to Atkore, Mrs. Lowe held human resources roles with progressive responsibilities at Trinity Industries, Parker Hannifin Corporation and Reckitt Benckiser, where she was a strategic business partner tasked with enhancing the capability, diversity, culture and organizational structure, which drove productivity, customer service and overall profitability. Mrs. Lowe began her career in finance and accounting roles at International Paper Company. She holds a Bachelor of Business Administration degree in Finance from Mississippi College.
John W. Pregenzer was promoted to his current position as President, Electrical in October 2020. Prior to that, Mr. Pregenzer was promoted in September 2018 to the position of President for the Conduit & Fittings business unit. Previously, Mr. Pregenzer was Vice President and General Manager of the Plastic Pipe and Conduit strategic business unit, a position he held since joining Atkore in July 2015. Mr. Pregenzer has spent the majority of his career in executive sales, marketing, and operations positions with Georg Fischer AG, a Swiss based industrial products manufacturer. During his tenure, Mr. Pregenzer held positions of President and Managing Director for Georg Fischer Piping Systems LLC and Georg Fischer Sloane, Inc., in addition to positions of Director of Marketing, Director of Product Management, and Regional Sales Manager. Prior to that, Mr. Pregenzer worked in specialized industrial distribution and mechanical contracting businesses. Mr. Pregenzer earned a Master of Business Administration from the University of Southern California, Marshall School of Business and a Bachelors of Accountancy from the University of San Diego. He also received a Certificate in Strategic Management from IMD Business School in Switzerland.

EXECUTIVE COMPENSATION
Human Resources and Compensation Committee Report
The Company’s Human Resources and Compensation Committee has reviewed the Compensation Discussion and Analysis, discussed it with management and, based on such review and discussions, has recommended to the board that the Compensation Discussion and Analysis should be included in this Proxy Statement.
Jeri L. Isbell, (Chairperson)
Justin A. Kershaw
William R. VanArsdale
A. Mark Zeffiro (effective beginning at the July 28, 2020 meeting)
This Human Resources & Compensation Committee Report is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Compensation Discussion and Analysis
Introduction
The Compensation Discussion and Analysis section discusses and analyzes the executive compensation program for our named executive officers for fiscal year 2020. We refer to these individuals below collectively as the “named executive officers,” or “NEOs.”

Name	Title
William E. Waltz, Jr.	President & Chief Executive Officer
David P. Johnson	VP, Chief Financial Officer & Chief Accounting Officer
Peter J. Lariviere	President, Cable Solutions
Daniel S. Kelly	VP, General Counsel & Corporate Secretary
Mark F. Lamps	Group President, Mechanical Products & Solutions
Executive Summary
Our executive compensation programs are designed to reward performance by our executives and align the interests of our executives with those of our stockholders. In fiscal year 2020, our annual incentive awards for our NEOs were based on the Company’s achievement of financial objectives related to its base business operations and the NEOs’ individual performances, and half of our long-term incentive award is linked to cumulative net income and relative total shareholder return over a three-year performance period.
The Human Resources & Compensation Committee (the "Committee") continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe that our compensation programs align the compensation of our executives with the interests of our stockholders while managing compensation risk, including through stock ownership guidelines, an independent Human Resources & Compensation Committee and the use of an independent compensation consultant.
Compensation of our NEOs during fiscal year 2020 was directly tied to our strong performance during the year, and reflects actions taken as a result of the COVID-19 pandemic.
Fiscal Year 2020 Business Results
Atkore achieved net income of $152.3 million and diluted earnings per share of $3.10 for the fiscal year ended September 30, 2020. The Company delivered these results despite global economic volatility and demand weakness in non-residential construction. Through decisive actions and strong operational execution, the Company delivered the following value-creating results:
•Delivered net income growth of $13.3 million to $152.3 million, up 9.5% compared to 2019; as well as net income growth of $68 million, up 80% over the last three fiscal years.
•Ending cash balance of $284.5 million; net cash provided by operating activities of $248.8 million.
•Delivered revenues of $1.8 billion, down 7.9% compared to 2019, due in part to the impacts of COVID-19.
•Delivered relative Total Shareholder Return (rTSR) growth of 34.6% over the last three fiscal years; this result was at the 75th percentile of our rTSR comparison group.
•Maintained its commitment to investing in product leadership and innovation, with approximately $33.77 million in capital expenditures and more than nine new product launches throughout fiscal 2020.
•Repurchased 394,000 shares for approximately $15.0 million to return value to stockholders during fiscal 2020.
•The Company’s balance sheet remains strong, with capacity to invest, fund future growth, and assess opportunistic value creating M&A activity. Subsequent to the fiscal year close, the Company demonstrated its ability to effectively deploy capital by executing a share repurchase of $15 million, and completing the asset purchase of Queen City

Plastics in order to help strengthen the Company’s position in PVC conduit and other related categories, and increase its exposure to the growing residential market.
Fiscal Year 2020 Compensation Actions
During fiscal year 2020, the Company took the following key compensation actions:
•Upon Mr. Waltz's promotion to President and CEO, the Company granted a one-time stock option grant valued at $3,000,000. This stock option grant was sized to represent the stock option portion of Mr. Waltz's annual equity grants for the prior fiscal year, 2019, the most recently completed fiscal year, 2020 and the next fiscal year, 2021. Therefore, Mr. Waltz did not receive a stock option grant during fiscal year 2020. His fiscal year 2020 equity grant of $1,900,000 was allocated 25% to Restricted Stock Units and 75% to Performance Share Units.
•In response to the immediate challenges presented by COVID-19 in the second quarter of fiscal year 2020, the Company (i) delayed fiscal year 2020 base salary increases by three months from April 1, 2020 to July 1, 2020 for all NEOs, (ii) reduced the base salary for our CEO by 25% and the base salaries for all of our other NEOs by 10% for the months of May and June in 2020, and (iii) reduced the non-employee director cash retainer by 25% for the months of May and June in 2020.
•Our performance against the goals established by the Human Resources and Compensation Committee early in the fiscal year resulted in annual bonus funding between 35% and 69% of target for our named executive officers. Based on a holistic evaluation of the company’s financial performance, operational execution, and successful navigation of the challenges presented by COVID-19, the Committee determined to increase payouts for the named executive officers, with final payouts ranging from 73% to 82% of target. See “Annual Incentive Plan Compensation” on page 23 for more information on the Company’s performance during the fiscal year and the Committee’s rationale for exercising discretion.
•Fiscal year 2018 - 2020 Performance Share Plan achieved 149.4% payout versus target. This payout is based on a significant over target achievement on rTSR and an above target achievement on adjusted net income. The Committee did not exercise its discretion to alter the payout that was funded formulaically by our cumulative net income performance and our shareholder return versus our rTSR peer group over the past three years. The Committee did not believe that adjustments to our long-term plan were appropriate, as the Performance Share Plan is intended to reward multi-year performance.
•During our 2020 Annual Meeting of Stockholders, 96% of the votes cast on the advisory "say-on-pay" resolution were voted in favor of the compensation of our NEOs for fiscal year 2019. The Committee viewed this result of the fiscal year 2019 advisory vote as supportive of our compensation philosophy and our executive compensation program and did not make any changes to the program as a result of the say-on-pay vote results.
Compensation Overview and Philosophy
The purpose of our compensation program is to motivate employees to create long-term stockholder value in exchange for meaningful financial rewards. The program supports the attraction, retention and motivation of talented employees who are committed to delivering the levels of quantitative and qualitative performance that we require, as discussed below.
This pay-for-performance model includes a total compensation package consisting of base salary and short- and long-term incentives. Total compensation for our NEOs is targeted to provide compensation at the market median if we achieve our financial and operating business plans. Our compensation program also allows for above or below median total compensation when justified by individual and Company results. We also provide benefits that are intended to be at substantially the same levels as the companies with which we compete for talent.
Five key principles guide the philosophy of our compensation programs for all of our employees, including our named executive officers:
•Performance based - A significant portion of compensation should be at risk and tied to corporate, business unit and/or individual performance. At risk compensation is only paid based on the achievement of specific pre-established performance goals and/or an increase in Atkore's stock price. Annual incentive payouts are subject to further adjustment based upon business unit and/or individual performance. We also view stock options, which only have value if our stock price rises, as inherently performance-based and at risk even when vesting is based solely on continued service. 72% of our CEO's target compensation is at-risk based on financial, stock price, relative total shareholder return and/or individual performance.
•Attract and retain talent - The total compensation package is competitive with the general industry and our compensation peer group and is at a level that is appropriate to attract, retain and motivate highly qualified executives capable of leading us to higher performance. Base salary and annual incentives provide a competitive annual total cash compensation opportunity in the short term and equity incentives provide a competitive opportunity over the long term. All of these elements serve to support our desire to attract and retain executive talent and are reviewed for competitiveness annually. We believe that we can compete successfully for talent by targeting total compensation (i.e., base salary, annual incentives and long-term incentives) at market median levels, with the opportunity to earn more or less than median levels based on our performance.
•Aligned with stockholder interests - the interests of executives should align with the interests of our stockholders by using performance measures that correlate well with the creation of stockholder value. Our short-term and long-term incentive plans are both designed to use financial performance measures that correlate well with shareholder value.
•Balanced - Compensation plan designs promote a balance between annual and long-term business results. While we believe the creation of long-term stockholder value is extremely important, we also believe that the achievement of our annual goals is the best way to contribute to our sustainable, long-term success.
•Supportive of our mission and values - Compensation supports our mission to be the customers’ first choice by providing unmatched quality, delivery, and value based on sustainable excellence in strategy, people and processes. We inherently believe that we are most successful when we focus on living our values of accountability, teamwork, integrity, respect and excellence. We achieve this goal primarily by having annual incentives that can decrease or increase based on the subjective assessment of qualitative performance goals.
Compensation Strategy
Compensation is intended to reward employees to exert discretionary effort, apply appropriate risk analysis in decision-making, and continuously improve the performance of the business. A substantial amount of executive compensation is variable and tied to the achievement of both annual and long-term incentive plan goals. To support our pay-for-performance philosophy, performance is evaluated as follows:
•Corporate Performance - The Annual Incentive Plan (AIP) is designed to reward the achievement of annual financial goals and qualitative goals. These goals are included in the annual operating plan prepared by management and approved by our board. The annual design and performance metrics apply to all executives and most other employees who are eligible for annual bonuses.
•Business Unit Performance - The CEO reviews the performance of each business unit based on the achievement of goals included in our annual operating plan consisting of both financial and qualitative measures. Based on this assessment, the CEO has been delegated the discretion by the Committee to adjust the annual incentive pool upward or downward to reflect the business unit’s performance. In the case of a business unit adjustment impacting an executive, including any of our named executive officers, the Committee will review and approve any such adjustment upon receiving a recommendation from the CEO (other than with respect to his own compensation).
•Individual Performance - Our performance review process applies to all salaried employees, including the CEO and our other named executive officers. An employee’s performance is evaluated against the expectations of his or her position and the annual operating plan. Individual performance goals are established at the beginning of each fiscal year and individual performance goals are aligned with our annual operating plan. Performance under the plan is evaluated at least annually. An individual's personal performance is scored against his or her goals; this score is referred to as Personal Performance Factor ("PPF"). The PPF is used as a multiplier to the financial performance of the annual incentive plan on an annual basis. For our named executive officers other than the CEO, the CEO will make a recommendation to the Committee for its approval due to his direct supervision of these individuals. For the CEO, these determinations are made by the Committee, subject to the final approval of our board.
Total compensation is targeted at the median of comparable market data. As with our compensation philosophy generally, this strategy is intended to evolve with the business but consistently includes the following elements:

•definition of the market for executive compensation is tied to our industry compensation peer group and survey data sources;
•determination of an appropriate pay mix for total direct compensation, consisting of defined levels of base salary, as well as short- and/or long-term incentive opportunities;
•a direct link between incentives payouts and business results;
•the requirement that an NEO accumulate and hold stock having a value that represents a meaningful commitment to him or her; and
•cost-efficient group welfare benefits and retirement plans which are comparable to the plans of peers with which we compete for talent.
An annual performance management process is used to establish individual goals and objectives, including for our named executive officers. Managers are required to jointly develop these individual goals and objectives with employees to ensure understanding of and accountability for the desired business results.
Best Practices in Compensation Governance
Highlighted below are the key features of our executive compensation program, including the pay practices that we have implemented to drive sustainable results, encourage executive retention and align executive and stockholder interests.

What We Do
✓	Deliver a significant percentage of target total direct compensation in the form of variable compensation tied to performance
✓	Provide an appropriate mix of short-term and long-term compensation
✓	Require stock ownership and retention of a significant portion of equity-based awards
✓	Provide limited perquisites
✓	Engage an independent compensation consultant
✓	Allow the Company to recoup incentive compensation for executive officers through a clawback policy
✓	"Double Trigger" change in control vesting provisions
What We Don't Do
x	Gross-up excise taxes that may become due on change in control payments and benefits
x	Provide incentives that encourage excessive risk taking
x	Guarantee incentive awards for executive officers
x	Allow hedging, pledging or short sales of our securities by our officers and directors
x	Discount or reprice stock options
Process for Setting Executive Compensation
The Committee is responsible for reviewing and approving the compensation of our named executive officers and other senior management (other than the CEO) as recommended by the CEO. The Chairman of the board and the Committee evaluate the CEO’s performance and, based upon the results of this performance evaluation, make a recommendation to the full board to determine the CEO’s compensation.
The Committee’s annual process considers our financial performance and total shareholder return, as well as the relative performance of the executive officers throughout the fiscal year. The timing of these determinations is set in order to enable the Committee to examine and consider our financial performance, as well as the relative performance of the executive officers, during the previous fiscal year in establishing the upcoming fiscal year’s compensation and performance goals. Throughout this process, the Committee receives input from members of management. In addition, during fiscal year 2020, the Committee engaged FW Cook as its executive compensation consultant to provide advice on an ongoing basis as to these matters.
At our 2020 Annual Meeting of Stockholders, 96% of the votes cast on the advisory "say-on-pay" resolution were voted in favor of the compensation of our NEOs for fiscal year 2019, as disclosed in our 2019 proxy statement. The Committee considers the results of our "say-on-pay" advisory votes in connection with the design of the Company's executive compensation program, and viewed the result of the fiscal year 2019 advisory vote as supportive of our compensation philosophy. In light of these results, for fiscal year 2020, the Committee did not make any significant changes to our executive compensation programs.
The Committee regularly reviews the compensation program design for alignment with our evolving business strategy, market practices and human resource objectives and in consideration of shareholder input. Based on this year's review, the Committee approved changes to our annual incentive and long-term incentive plan design for fiscal year 2020. See page 23 for annual incentive plan and page 26 for long-term incentive plan changes.
The Role of Management
The CEO recommends to the Committee compensation packages for executives who report directly to him, including the named executive officers other than himself. The Vice President of Global Human Resources also provides input to the CEO and to the Committee on compensation for each of the executives other than herself. In fiscal year 2020, prior to each Committee meeting, the CEO and the Vice President of Global Human Resources were primarily responsible for preparing the materials that management presented to the Committee.
Use of Compensation Consultants and Peer Group
The Committee’s charter provides that it may retain advisors, including compensation consultants, in its sole discretion. During fiscal year 2020, the Committee continued to use the services of FW Cook to assist our Committee with the analysis and development of our compensation arrangements and to provide recommendations with respect to these and similar matters. As part of its engagement, FW Cook developed a peer group against which to conduct benchmarking analysis as and when necessary or appropriate. In developing the peer group, FW Cook reviewed revenue and market capitalization size; similarity of industry or products; and entities that we considered to be peers. Atkore’s revenue approximates the median and our market capitalization was between the 25th percentile and median. The peer group developed by FW Cook and approved by our Committee for use in setting fiscal year 2020 target compensation consists of the following companies:

Acuity Brands, Inc (1)	Hubbell Inc.
Advanced Drainage Systems	Interface Inc.
Apogee Enterprises, Inc.	Littelfuse, Inc.
Armstrong World Industries, Inc.	Masonite International Corporation
AZZ Incorporated	nVent (1)
Belden Inc.	Regal Beloit Corporation
Encore Wire Corporation	Rexnord Corporation
Gibraltar Industries, Inc.	Simpson Manufacturing Co.
Global Brass and Copper Holdings, Inc.	USG Corporation
(1)Acuity Brands and nVent were added to the peer group used to establish fiscal year 2020 target compensation.
Elements of Compensation
For fiscal year 2020, the principal components of compensation for our named executive officers were the following, each as described in greater detail below:
•base salary;
•annual incentive compensation paid in the form of cash bonuses;
•long-term equity incentive compensation in the form of stock options, restricted stock units ("RSUs") and performance share units ("PSUs"); and
•other benefits (primarily our retirement savings plan and our group health and welfare plans).
During fiscal year 2020, and as described in greater detail below, FW Cook benchmarked the target total direct compensation (consisting of base salary, target bonus opportunity and value of long-term incentive grants) of the named executive officers at the median of the peer group, with the intention that the total direct compensation of these named executive officers generally would be set at amounts that are in the market median range. It was the Committee’s judgment that setting compensation levels at the median levels of the peer group would create an appropriate level of retention and incentive for the management team. Individual executives’ target total direct compensation could vary above or below the median level of the peer group due to an executive’s skills, experience in current role and individual performance.
Base Salary
Base salary represents the fixed portion of our named executive officers’ total compensation. Although the Committee believes that a substantial portion of each executive officer’s total compensation should be “at risk,” the Committee also recognizes the importance of setting base salaries at levels that will attract, retain and motivate top talent. In setting annual base salary levels, the Committee considers competitive practice, individual performance and time in position, internal pay equity, and the impact on our selling, general and administrative expenses. In fiscal year 2020, decisions regarding executive salaries were determined primarily by a review of salary data using peer group data prepared by FW Cook.
During fiscal year 2020, base salaries of the NEOs were adjusted two different times. First, as the impact of COVID-19 on our business became clearer, our NEOs agreed to reduction of their base salaries, which were decreased by 25% for our CEO and 10% for our other NEOs during the months of May and June. These reductions were intended to lower our fixed costs, conserve cash and preserve liquidity during a period of extreme uncertainty and also to demonstrate alignment with our furloughed employees, a limited number of whom were furloughed for periods of up to 60 days during the year. Second, at the same time we restored the base salaries for our NEOs to their pre-reduction levels, we also implemented the normal course base salary increases for our NEOs and other employees that had been approved earlier in the fiscal year. Our typical practice has been to make base salary increases effective in April, but given the continued challenges presented by COVID-19, we determined that it was most appropriate to delay these increases until the business outlook stabilized in July. Base salary increases were determined based on a review of market data, with consideration given to individual performance, tenure, experience, and internal equity. The largest increases were provided to Mr. Waltz and Mr. Lamps, both of whom were entering the second full year in their respective roles and whose base salaries were below the Committee’s targeted positioning of the market median. The table below outlines the various base salary rates in effect during fiscal year 2020:

Name	Base Salary from 10/1/2019 - 4/30/2020	Base Salary from 5/1/2020 - 6/30/2020	Base Salary from 7/1/2020 - 9/30/2020	% Increase from FY 2019 to FY 2020
William E. Waltz, Jr.	$700,000	$525,000	$800,000	14.3%
David P. Johnson	$489,250	$440,325	$500,000	2.2%
Peter J. Lariviere	$412,000	$370,800	$424,000	2.9%
Daniel S. Kelly	$365,000	$328,500	$400,000	9.6%
Mark F. Lamps	$340,000	$306,000	$380,000	11.7%
Annual Incentive Plan Compensation
We currently maintain the AIP, which is intended to retain and motivate our executive officers and certain other key employees by providing them with an opportunity to earn cash incentives based on our attainment of certain specified performance goals. The AIP is administered by our Committee, which selects those of our employees who will participate in the AIP and establishes the applicable performance goals.
For the past several years, our AIP has been designed to reward growth in Adjusted EBITDA, improvement in working capital days (as defined below), and individual performance. Because of the challenges presented to our business by COVID-19, the Committee decided that it would be important to evaluate additional elements of our company’s performance in its determination of awards under our AIP. COVID-19 mandated the closure of several of our factories for portions of the year, resulted in reduced demand for our products, and required an overhaul of our manufacturing and supply chain processes to ensure we could protect the health and safety of our employees. The structure of our AIP is presented below, followed by an outline of the additional considerations that influenced the Committee’s determination of the final awards.

Metric	CEO and Other Executive Officers (%)	Group/Business Unit Presidents (%)
Atkore Adjusted EBITDA	80	40
Atkore Working Capital Days	20	—
Group/Business Unit Adjusted EBITDA	—	40
Group Working Capital Days	—	20

For fiscal year 2020, the financial metric weightings were changed for our Group/Business Unit Presidents. The weighting applied to the Group/Business Unit Adjusted EBITDA metric was decreased from 50% to 40% while the weighting applied to Atkore Adjusted EBITDA metric was increased from 30% to 40%. These changes were made in an effort to increase focus on the performance of Atkore in total. All other named executive officers' financial metric weighting remained unchanged.
For fiscal year 2020, the Committee considered the following factors in determining the PPF component for our named executive officers under the AIP: (i) input from the CEO; (ii) personal observation of performance; and (iii) the named executive officer’s achievement of individual objectives, which included cost management, strategic initiatives, diversity and inclusion and talent development. Personal performance factor was narrowed from a historic range of 0-200% to 80-120% for fiscal year 2020. These changes were made to better align with the distribution of historical outcomes on the personal performance factor.

	Minimum (1)	Target	Maximum
Personal Performance Factor	80%	100%	120%
(1) Given individual facts and circumstances an incentive payout could be modified below 80% to 0%.

The Human Resources and Compensation Committee and management team collaborated on a framework to better evaluate our company’s holistic performance during the year. This framework was designed to support the Committee’s final determinations for the AIP and allow the Committee the flexibility to arrive at an outcome intended to recognize the accomplishments of the management team in a challenging year while acknowledging that we did not meet the target financial goals established at the beginning of the fiscal year. Our framework included three primary pillars outlined below, with the key achievements under each pillar detailed.

Deliver Strong Financial Performance and Position Atkore for Financial Success in Future Years	Maintain the integrity of our supply chain and meet customer expectations	Protect the health and safety of our employees, customers and suppliers
•Delivered record-setting financial performance, with the highest EBITDA, EBITDA margin, EPS, and free cash flow in company history
•Fortified balance sheet, with ample liquidity to fund future growth and the lowest net debt/EBITDA ratio in company history

•Intentionally increased inventory levels to have appropriate inventory on-hand to meet customer orders
•Adopted new processes to accommodate social distancing requirements in fulfilling orders
•Double digit increases in on-time delivery, completed new company branding and rolled out new products
•Recognized as “Supplier of the Year” by National Association of Electrical Distributors (NAED), an award historically reserved for companies much larger than Atkore

•Provided the necessary PPE to our manufacturing employees and implemented work from home protocol for office employees
•Achieved the lowest recordable incident rate (RIR) in the company’s history
•Recognized by multiple governmental bodies and health departments where we have major operations, including by the OSHA departments of Illinois and Massachusetts

The threshold, target and maximum goals for Adjusted EBITDA and change in working capital days approved by the Committee at the beginning of fiscal year 2020 and our actual performance during the year are outlined below ($ in millions):

Metric	Threshold	Target	Maximum	Actual
Atkore Adjusted EBITDA	$266.4	$333.0	$416.3	$315.1
Atkore Working Capital Days	79.6	75.8	69.7	84.4
Group/Business Unit Adjusted EBITDA:
Mechanical Products & Solutions	$82.5	$103.1	$128.8	$80.4
Cable Solutions	$55.0	$68.8	$86.0	$53.4
Conduit & Fittings	$170.7	$213.4	$266.7	$223.7
Group Working Capital Days:
Mechanical Products & Solutions	74.8	71.2	65.5	83.3
Electrical Raceway(1)	83.1	79.1	72.8	85.2
Payout Percentage	50%	100%	250%
(1)Electrical Raceway Group Working Capital Days metric and targets shown are the sum total of our North American Electrical Raceway business.
Atkore’s Approach to Goal-Setting
In general, the Company establishes a threshold, target and maximum performance for these financial metrics as follows: (i) using a bottom-up approach that is conducted throughout the year using rolling 12-15 month forecasts, which take into consideration market growth rates based on industry estimates and the vertical markets (education, manufacturing, warehouse, etc.) that we participate in, as well as the productivity initiatives that are planned for the upcoming year; (ii) performing a top-down approach undertaken by our Corporate Financial Planning and Analysis group to determine the next year’s budget by analyzing base growth assumptions in the business, strategic initiatives planned, providing for inflation concerns, eliminating the past year’s one-time impacts and adding in acquisitions.
By using a bottom-up and top-down approach, we are able to review and compare each for excess conservatism or excess optimism in determining the annual planned targets. Once the annual plan is reconciled, it is approved by Senior Management and the full board. For fiscal year 2020, Atkore's adjusted EBITDA target was set at a 6.0% improvement over prior fiscal year performance. Working Capital Day targets were set at a 1.6% improvement over prior fiscal year performance.
For fiscal year 2020, the maximum performance under all of these financial metrics was capped at 250% of target achievement, even if actual performance exceeded the maximum performance goal.
Performance Metric Definitions
"Adjusted EBITDA" was defined for fiscal year 2020 AIP as net income (loss) before: depreciation and amortization, interest expense, taxes, restructuring and impairments, M&A consulting fees and transaction costs, gain on sale of joint venture and other items, such as inventory reserves and adjustments. The Committee approved modest changes to the definition of Adjusted EBITDA to simplify the calculation and appropriately reflect the items within and outside of management's control. These changes may make direct comparisons between fiscal year 2020 goals and actual performance not directly comparable to prior years. Adjusted EBITDA is a non-GAAP measure which management believes is a helpful indicator of operating performance. Because it is not a measurement of performance under GAAP, Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as measures of liquidity.
"Adjusted net income" is defined for compensation purposes as net income (loss) before: M&A consulting fees and transaction costs, gains or losses on the sale of joint ventures, other fixed assets, or on the extinguishment of debt, other items, such as inventory reserves and adjustments, changes in tax or accounting standards and the impact of foreign exchange gains or losses, and the impact of the interest expense related to debt incurred in the repurchase of shares. The Committee approved modest changes to the definition of adjusted net income to simplify the calculation and appropriately reflect the items within and outside of management's control. These changes may make direct comparisons between fiscal year 2020 goals and actual performance not directly comparable to prior years. Adjusted net income is a non-GAAP measure that management believes is a helpful indicator of operating performance. However, because it is not a measurement of performance under GAAP, adjusted net income should not be considered as an alternative to net income (loss) or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as measures of liquidity.

"Working capital days" improvement is a measure intended to reflect the improvement, from one fiscal year to the next, of our short-term financial health and efficiency. Working capital days, both on a corporate and business unit level, is defined as the sum of “Days Sales Outstanding" (i.e., accounts receivable) and "Days Inventory on Hand" (i.e., the number of days it takes to sell our average balance of inventory) minus "Days Sales Outstanding in Account Payables" (i.e., accounts payable).
Adjusted EBITDA and Working Capital Days disclosed herein may differ from those disclosed in the Annual Report on Form 10-K. Those metrics are further adjusted to exclude the impact of acquisitions and divestitures that occur in the fiscal year, but was not forecasted within the target.
Fiscal Year 2020 AIP Bonus Summary
The calculations of the actual bonuses earned by our NEOs for fiscal year 2020 is outlined below:

Named Executive Officer	Target Bonus Opportunity(1)	Bonus Payout % before Personal Performance Factor	Valued Earned Based on EBITDA & WCD Metric Performance (A)	Additional Payment Based on Committee's Consideration of Holistic Performance (B)	Total Valued Earned after Holistic Performance Consideration (A) + (B)	Personal Performance Factor (%) (C)	Final Bonus Earned after Application of Personal Performance Factor
William E. Waltz Jr.	$880,000	69.2%	$609,037	$114,400	$723,437	101%	$730,671
David P. Johnson	$325,000	69.2%	$224,929	$42,250	$267,179	102%	$272,523
Peter J. Lariviere	$275,600	34.6%	$95,370	$107,484	$202,854	99%	$200,825
Daniel S. Kelly	$240,000	69.2%	$166,101	$31,200	$197,301	101%	$199,274
Mark F. Lamps	$247,000	34.6%	$85,473	$96,330	$181,803	100%	$181,803
Long-Term Incentives
During fiscal year 2020, we compensated our named executive officers with equity compensation consisting of stock options, RSUs and PSUs:
•Stock Options are granted with an exercise price equal to the fair market value (closing price) of our shares on the date of grant, vest ratably over three years and have a term of ten years. We compensate our named executive officers with stock options because we view stock options as inherently performance-based because they only deliver value if our stock price increases from the time of grant.
•An RSU represents a right to receive a share of Company common stock in the future, if and when the RSU vests. All RSUs granted as part of our annual grant processes vest ratably over three years. We compensate our named executive officers with service-vesting RSUs to provide additional incentives based on the performance of our stock price and to retain our named executive officers during the vesting period.
•A PSU represents a right to receive a share of Company common stock in the future, if and when the PSU vests. Each award of PSUs is denominated in a target number of our shares, with the number of shares that may be earned ranging from 0% to 175% of the target number based on actual performance against the performance metrics. PSUs vest based on achievement of the following performance criteria, measured during a period of the three fiscal years commencing on October 1, 2019: (i) 50% of each PSU award vests based on the total stockholder return of our stock relative to a group of comparable companies as specified in the PSU award agreement, and (ii) 50% of each PSU award vests based on achievement of cumulative adjusted net income relative to internally-established goals. We grant PSUs to our named executive officers in order to provide incentives to achieve corporate goals that are important to us and our stockholders and to provide appropriate rewards to our executives for achieving those goals.
At the 2019 annual meeting, our stockholders approved adoption of the Company's 2020 Omnibus Incentive Plan. For fiscal year 2020 and beyond, the Committee approved the following changes to the relative Total Shareholder Return (rTSR) allocation of our Performance Share Unit (PSU) plan design to meet the evolution of our business strategy and human resource objectives. The new PSU plan design will (1) increase the weighting placed on rTSR to 50% from 30% and (2) decrease the maximum payout allowed under the rTSR allocation to 150% of target from 200% of target.

For the effect of a termination of employment or a change in control of us on these equity awards, see “Potential Payments upon Termination or Change in Control” beginning on page 35.
In fiscal year 2020, our named executive officers received the following grants of equity compensation as part of our normal equity awards procedures (as measured based on the grant date value of such awards):

Name	Equity Awards
	Stock Option ($)(1)	RSU ($)	PSU ($)	Total ($)
William E. Waltz Jr.	—	475,000	1,425,000	1,900,000
David P. Johnson	162,500	162,500	325,000	650,000
Peter J. Lariviere	128,750	128,750	257,500	515,000
Daniel S. Kelly	125,000	125,000	250,000	500,000
Mark F. Lamps	125,000	125,000	250,000	500,000
(1)Mr. Waltz did not receive a stock option grant for fiscal year ending 2020, Mr. Waltz was granted stock options with a grant date value of $3,000,0000 upon his promotion to CEO on October 1, 2018. This one-time grant was intended to cover the stock option portion of his annual award cycles for fiscal years 2019, 2020 and 2021.
Payout Under the 2018-2020 PSU Performance Cycle
For grants issued in fiscal year 2018, 50% of each NEO's annual target long-term incentive was converted to a target number of PSUs by dividing the intended value by a weighted average stock price calculated as 70% of the Atkore closing stock price as of the date of grant plus 30% of the fair value (under ACS Topic 718) calculation of Atkore stock over the three-year performance period. The fair value calculation was determined by AON Consulting using the closing price of Atkore stock on the date of grant.
For the 2018-2020 performance cycle, our overall performance resulted in a payout of 149.4% of the target award, as illustrated in the table below. Our net income was achieved at 106.9% of target, resulting in a net income payout of 127.7% of target. Our rTSR was at the 75th percentile of the performance peer group, resulting in a rTSR payout of 200.0% of target.

Performance Cycle	Net Income Performance (70% Weighting)		rTSR Performance (30% Weighting)		Overall Payout % vs. Target
	Achievement %	Payout %	Percentile Rank	Payout %
2018 - 2020	106.9%	127.7%	75th	200%	149.4%
Named Executive Officer PSU Distribution
Based on the final payout of 149.4%, the NEOs received the following number of shares of Atkore common stock:

Named Executive Officer	Target Award (# of Shares)	Final Award (# of Shares)
William E. Waltz Jr.	13,630	20,362
David P. Johnson	N/A	N/A
Peter J. Lariviere	11,699	17,477
Daniel S. Kelly	7,951	11,878
Mark F. Lamps	N/A	N/A
Additional information regarding the payouts under the 2018-2020 PSU performance cycle is provided in the Options Exercised and Stock Vested table on page 34.
Equity Awards Procedure
The Committee generally intends to make equity grants at approximately the same time each year (during the first fiscal quarter) following our release of financial information; however, the Committee may choose to make equity awards outside of the annual broad-based grant (e.g., for new hires, employee promotions, company acquisitions or employee retention purposes).

It is the Committee’s practice not to grant equity awards when the Company or its subsidiaries possess material non-public information, unless the Committee has considered the potential impact that public disclosure will have on the stock price, and the Committee has made an affirmative decision to go forward with the grant. Stock options may be granted only with an exercise price at or above the fair market value of our stock.
Benefit Plans
Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract, retain and motivate high-caliber executives. Our primary benefits for our named executive officers include participation in our broad-based plans: tax-qualified defined contribution 401(k) retirement savings plan, health and dental plans and various insurance plans, including disability and life insurance. Specific to our 401(k) retirement savings plan, we match the contributions of each of our employees, including our named executive officers, at a rate of 50% of the first 6% of the employee’s contributions. Employees and named executive officers are immediately vested in both their individual contributions and company matching contributions. Our executive officers do not currently participate in or have a vested right to any defined benefit pension plans, supplemental executive retirement plans, or “SERP,” or other deferred compensation plans.
Perquisites
The perquisites that we provide to our named executive officers are not considered by our Human Resources & Compensation Committee in determining compensation levels of our named executive officers. These include cell phone stipends, group term life insurance coverage and relocation expenses. Beginning in fiscal year 2019 the Committee implemented two new perquisites; our NEOs now have the opportunity to undergo executive physicals and, obtain financial planning and tax preparation services on an annual basis. For a description of the perquisites paid to our named executive officers, see the Summary Compensation Table below.
Employment and Severance Agreements
None of the named executive officers is currently a party to an employment agreement, offer letter or severance agreement that governs the terms of their post-termination compensation. All of the named executive officers have elected to terminate these arrangements and are now covered under the severance policy adopted in July 2017. See "Summary Compensation Table" and "Potential Payments upon Termination or Change in Control" on pages 30 and 35 for more information on compensation of our NEOs, including payments due to NEOs upon a termination of employment.
Compensation Risk Assessment
The Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking. In fiscal year 2020, the Committee’s compensation consultant, FW Cook, assisted us in a review of potential risks associated with our compensation practices. As part of its review, FW Cook examined the compensation programs for our senior leadership team and concluded, consistent with the conclusions of our Committee, that (1) our compensation programs are well designed to encourage behaviors aligned with the long-term interests of our shareholders, (2) there is an appropriate balance in fixed versus variable pay, cash versus equity, financial and non-financial goals, short-term and long-term measurement periods, and discretion under our compensation programs, and (3) appropriate policies are in place to mitigate compensation risk (including stock ownership guidelines, insider trading prohibition and independent oversight).
Stock Ownership Guidelines
The board has adopted stock ownership guidelines for executive officers of the Company. The board believes that setting these ownership guidelines will enhance an executive officer's alignment with other stockholders. The Committee expects that these ownership guidelines will be met over time and intends to review executive officer stock ownership levels on an annual basis but has currently not adopted any specific time frame for meeting them.
The ownership guidelines for executive officers are based on a multiple of annual base salary, with the CEO expected to own stock valued at five times his annual salary and other executive officers expected to own stock valued at three times their respective annual salaries. Shares included in the ownership guideline calculation include shares owned by the executive.

Until an executive officer meets the stock ownership requirements set forth above, he or she must retain a specified percentage of after-tax “net profit shares” realized from (i) the exercise of stock options, (ii) the settlement of PSUs and (iii) the vesting of RSUs. Net profit shares are calculated after payment of the stock option exercise price and using the maximum marginal federal, state and local employment and income tax rates. The percentages of the net profit shares required to be retained are as follows:

Participant	Retention Percentage
Chief Executive Officer	75%
All Other Executive Officers	50%
Clawback Policy
In 2017, the board adopted a clawback policy applicable to current and former executive officers of the Company. Although the clawback rules enacted under Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) are not yet effective, the board concluded that having a robust recoupment policy is advisable and in the best interests of the Company and our stockholders, furthers our culture of integrity and accountability and reinforces our pay-for-performance compensation philosophy. The policy was effective as of May 2, 2017 and updated as of July 28, 2020, and applies to covered incentive compensation approved, awarded or granted after the initial policy date.
Under the updated clawback policy, in the event that the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the securities laws or a covered employee commits illegal acts, theft, fraud, or intentional misconduct, the board may require reimbursement or forfeiture (on an after-tax basis) of any excess incentive compensation received during the three completed fiscal years immediately preceding the date on which Atkore is required to prepare an accounting restatement. “Excess incentive compensation” for this purpose means any amount of compensation in excess of the amount that would have been paid based on the restated financial results (using such methods of calculation and estimates as the board determines to be reasonable).
Incentive compensation covered by the clawback policy includes any variable compensation, the vesting of which is based wholly or in part on the attainment of a financial reporting measure, including annual bonuses, stock options, restricted stock units and performance share units. Financial measures covered by the clawback policy include our stock price, total shareholder return and revenue-based and income-based measures, and improvement in working capital days.
The decision of whether to recover compensation under the clawback policy is within the discretion of the board. If the board determines to apply the policy, it may do so by requiring the covered executive to reimburse the Company, pursuing gain realized from the vesting, exercise or settlement of equity awards, offsetting other compensation owed to the covered executive, canceling outstanding awards, or taking other actions permitted by applicable law.
Tax Deductibility of Compensation and Other Company Policies
Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") imposes a $1 million limit on the amount that a public company may deduct for compensation paid to certain of the Company's executive officers who are "covered employees," including a company's NEOs, plus any individual who has been a "covered employee" in any taxable year beginning after December 31, 2016. Certain compensation arrangements in place as of November 2, 2017 may qualify for a “performance-based compensation” exception to the Section 162(m) limitation if paid only if the executive’s performance meets pre-established objective goals based on performance criteria approved by our stockholders. Because we believe that the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent, we have awarded, and we will also continue to consider awarding, compensation that may not be fully deductible if we determine that the nondeductible compensation is nonetheless in the Company’s best interests and the best interests of its stockholders (for example, service-vesting RSUs).

Executive Compensation Tables
The following table shows information regarding the total compensation paid to the named executive officers for each of our last three completed fiscal years. The compensation reflected for each individual was for their services provided in all capacities to us. Our fiscal year 2020 ended on September 30, 2020.
Summary Compensation Table

Name	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
William E. Waltz Jr.	2020	706,410	—	1,899,992		—		730,671	29,629	3,366,702
President & Chief Executive Officer	2019	700,000	—	1,700,000		3,000,002	(5)	905,000	29,044	6,334,046
	2018	490,385	—	449,991		149,998		640,338	54,991	1,785,703
David P. Johnson	2020	485,230	—	487,491		162,502		272,523	70,258	1,478,004
Vice President, Chief Financial Officer & Chief Accounting Officer	2019	482,125	—	374,989		125,000		383,250	120,237	1,485,601
	2018	63,942	—	700,024		—		—	9,893	773,859
Peter J. Lariviere	2020	407,656	—	386,238		128,754		200,825	13,399	1,136,872
President, Cable Solutions	2019	405,538	—	386,257		128,747		307,584	17,986	1,246,112
	2018	400,000	—	386,239		128,748		216,705	9,748	1,141,440
Daniel S. Kelly	2020	372,244	—	374,994		125,003		199,274	21,819	1,093,334
Vice President, General Counsel & Corporate Secretary	2019	357,500	—	337,498		112,501		280,313	12,711	1,100,523
	2018	344,500	—	262,506		87,498		307,833	12,592	1,014,929
Mark F. Lamps	2020	349,231	—	374,994		125,003		181,803	11,990	1,043,021
Group President, Mechanical Products & Solutions	2019	314,904	—	457,521	(6)	62,507		181,106	12,234	1,028,272

(1)In response to the COVID-19 pandemic, our NEOs agreed to reduction of their base salaries, which were decreased by 25% for our CEO and 10% for our other NEOs during the months of May and June. For more information, see ""Compensation Discussion and Analysis, Base Salary" on page 23.
(2)The amounts reported in the Stock Awards column reflect the aggregate grant date fair value associated with awards of RSUs and PSUs to each of the NEOs, determined in accordance with FSB ASC Topic 718. See Note 6 "Stock Incentive Plan" to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 for additional detail regarding assumptions underlying the valuation of our equity awards. The value of the PSUs awarded is subject to the achievement of certain performance criteria over a three-year performance period. For more details see "Compensation Discussion and Analysis, Long-Term Incentives" on page 26.
(3)The amounts reported in the Option Awards column represent the aggregate grant date fair value associated with option grants to each of the NEOs, determined in accordance with FSB ASC Topic 718. See Note 6 "Stock Incentive Plan" to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 for additional detail regarding assumptions underlying the valuation of our equity awards. For further information on the stock option grants awarded, see "Grants of Plan-Based Awards" on page 32.
(4)Amounts reflect annual cash incentive compensation earned under the AIP for the relevant fiscal year. For more information, see “Compensation Discussion and Analysis, Annual Incentive Plan Compensation” on page 23.
(5)Amounts represent certain perquisites, executive physical, financial planning, retirement and health plan contributions and commuter travel and relocation expenses as shown in the following table    .
(6)Mr. Waltz was granted an award of stock options with a grant date value of $3,000,000 on October 1, 2018. This grant of stock options will vest ratably over a 5 year period with 1/5 vesting on each successive year from the date of grant.
(7)Mr. Lamps was granted an award of restricted stock units with a grant date value of $120,000. This grant was made on November 1, 2018 and vests ratably over a 3 year period with 1/3 vesting on each successive year from date of grant. Mr. Lamps was also granted a promotional grant of restricted stock units on March 1, 2019 valued at $150,000. This grant of restricted stock units will vest ratably over a 3 year period with 1/3 vesting on each successive year from date of grant. The remainder of Mr. Lamps stock grant had a grant date value of $250,000, $62,500 was delivered in the form of Stock Options which vests ratably over a 3 year period as described above and $187,500 was delivered in the form of RSU and PSU which vests ratably over 3 year period and on a 3 year cliff basis respectively.

All Other Compensation

Name	Year	Perquisites ($)(1)	Executive Physical ($)(2)	Financial Planning Stipend ($)(3)	Retirement Plan Contributions ($)(4)	Health Savings Plan Contributions ($)(5)	Other Expense Payments ($)(6)	Total ($)
William E. Waltz Jr.	2020	5,033	5,221	10,000	8,375	1,000	—	29,629
	2019	4,554	5,336	10,000	8,154	1,000	—	29,044
	2018	2,770	—	—	7,952	1,000	43,269	54,991
David P. Johnson	2020	2,781	4,866	—	8,550	1,000	53,061	70,258
	2019	2,754	—	—	11,688	500	105,295	120,237
	2018	330	—	—	1,918	—	7,645	9,893
Peter J. Lariviere	2020	1,880	—	3,098	8,421	—	—	13,399
	2019	1,835	—	7,942	8,209	—	—	17,986
	2018	1,806	—	—	7,942	—	—	9,748
Daniel S. Kelly	2020	3,918	5,245	3,008	8,648	1,000	—	21,819
	2019	3,147	—	—	8,564	1,000	—	12,711
	2018	3,080	—	—	8,512	1,000	—	12,592
Mark F. Lamps	2020	2,386	5,681	—	3,923	—	—	11,990
	2019	2,135	4,770	1,100	4,229	—	—	12,234
(1)Amounts listed include payments and benefits relating to cell phone stipends and group term life insurance coverage.
(2)Amount reflect the cost of Executive Physical through Northwestern Executive Health.
(3)Amounts reflect the cost of Executive Financial and Estate Planning; this perquisite is limited to $10,000 per year.
(4)Amounts reflect matching contributions made on behalf of each named executive officer to our tax-qualified 401(k) retirement savings plan. Amounts shown reflect matching contributions across portions of two calendar years.
(5)Amounts reflect employer provided contributions made on behalf of each named executive officer to their tax-qualified health savings account plan.
(6)Amounts for Mr. Waltz reflected employer-paid commuter travel expenses. These expenses have been discontinued for fiscal year 2019 and beyond. Mr. Johnson's payments for fiscal year 2018, 2019 and 2020 represent expenses associated with his relocation to Illinois.

Grants of Plan-Based Awards in Fiscal Year 2020
The following table summarizes cash-based awards and equity awards that were granted to each of the named executive officers during fiscal year 2020:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Option (#)(4)	Exercise or Base Price of Option Awards ($/ SH)(5)	Grant Date Fair Value of Stock and Option Awards(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William E. Waltz, Jr.		$440,000	$880,000	$2,200,000
	11/21/2019				17,623	35,246	70,492				$1,424,996
	11/21/2019							12,755			$474,996
David P. Johnson		$162,500	$325,000	$812,500
	11/21/2019				4,019	8,038	16,076				$324,976
	11/21/2019							4,364			$162,515
	11/21/2019								11,566	$37.24	$162,502
Peter J. Lariviere		$137,800	$275,600	$689,000
	11/21/2019				3,185	6,369	12,738				$257,499
	11/21/2019							3,457			$128,739
	11/21/2019								9,164	$37.24	$128,754
Daniel S. Kelly		$120,000	$240,000	$600,000
	11/21/2019				3,092	6,183	12,366				$249,979
	11/21/2019							3,357			$125,015
	11/21/2019								8,897	$37.24	$125,003
Mark F. Lamps		$123,500	$247,000	$617,500
	11/21/2019				3,092	6,183	12,366				$249,979
	11/21/2019							3,357			$125,015
	11/21/2019								8,897	$37.24	$125,003
(1)Amounts in these columns represent potential annual performance bonuses that the NEOs could have earned under the AIP for fiscal year 2020. The actual amounts of the awards paid to the NEOs in respect of fiscal year 2020 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)Subject to the achievement of certain performance criteria, represents the potential number of shares that may be issued to the NEO pursuant to the grant of PSU awards made in fiscal year 2020 under the Omnibus Incentive Plan of 2016 (see “Compensation Discussion and Analysis, Long-Term Incentives” beginning on page 26).
(3)Represents the number of shares subject to RSU awards made in fiscal year 2020 under the Omnibus Incentive Plan of 2016. The RSU awards vest one-third on each of the first, second and third anniversaries of the grant date, contingent on the NEO continuing their employment with the Company through each date.
(4)Represents the number of shares subject to stock option grants made in fiscal year 2020 under the Omnibus Incentive Plan of 2016. All options granted in fiscal year 2020 to NEOs have a term of ten years from the grant date and vest one-third on each of the first, second and third anniversaries of the grant date, contingent on the NEO continuing their employment with the Company through each date.
(5)Represents the exercise price for the option awards, which were determined based on the closing market price of a share of our common stock on the date of grant.
(6)The aggregate grant date fair value of PSU, RSU and stock option awards was determined in accordance with FASB ASC Topic 718. See Note 6 "Stock Incentive Plan" to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 for additional detail regarding assumptions underlying the valuation of our equity awards.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 30, 2020.

Name	Grant Date	Options Awards(1)					Stock Awards(2)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Number of Unearned Shares, Units, Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units Other Rights That Have Not Vested ($)(4)
William E. Waltz, Jr.	2/24/2014	41,100	—	—	$7.30	2/24/2024
	2/24/2014	37,000	—	—	$7.30	2/24/2024
	5/22/2014	109,600	—	—	$9.12	5/22/2024
	11/30/2016	14,564	—	—	$21.45	11/30/2026
	11/28/2017	12,003	6,004	—	$20.01	11/28/2027
	10/1/2018	47,393	189,574	—	$25.91	10/1/2028
	11/28/2017						2,500	$56,825
	11/27/2018						15,829	$359,793
	11/21/2019						12,755	$289,921
	11/27/2018								70,132	$1,594,100
	11/21/2019								35,246	$801,142
David P. Johnson	11/27/2018	4,960	9,921	—	$17.90	11/27/2028
	11/21/2019	—	11,566	—	$37.24	11/21/2029
	9/1/2018						5,113	$116,218
	11/27/2018						4,656	$105,831
	11/21/2019						4,364	$99,194
	11/27/2018								13,751	$312,560
	11/21/2019								8,038	$182,704
Peter J. Lariviere	10/21/2013	8,220	—	—	$7.30	10/21/2023
	5/22/2014	21,920	—	—	$9.12	5/22/2024
	11/30/2016	9,710	—	—	$21.45	11/30/2026
	11/28/2017	10,302	5,154	—	$20.01	11/28/2027
	11/27/2018	5,109	10,218	—	$17.90	11/27/2028
	11/21/2019	—	9,164	—	$37.24	11/21/2029
	11/28/2017						2,146	$48,779
	11/27/2018						4,796	$109,013
	11/21/2019						3,457	$78,578
	11/27/2018								14,164	$321,948
	11/21/2019								6,369	$144,767
Daniel S. Kelly	9/9/2013	88	—	—	$7.30	9/9/2023
	5/22/2014	64,500	—	—	$9.12	5/22/2024
	11/30/2016	8,484	—	—	$21.45	11/30/2026
	11/28/2017	7,001	3,503	—	$20.01	11/28/2027
	11/27/2018	4,464	8,929	—	$17.90	11/27/2028
	11/28/2017						1,458	$33,140
	11/27/2018						4,190	$95,239
	11/21/2019						3,357	$76,305
	11/27/2018								12,376	$281,306
	11/21/2019								6,183	$140,540
Mark F. Lamps	11/27/2018	—	4,960	—	$17.90	11/27/2028
	11/21/2019	—	8,897	—	$37.24	11/21/2019
	11/27/2018						2,328	$52,915
	3/1/2019						4,348	$98,830
	11/21/2019						3,357	$76,305
	11/27/2018								6,876	$156,140
	11/21/2019								6,183	$140,540

(1)Stock option awards granted prior to November 30, 2016 vest over a period of five years with one-fifth becoming exercisable on each anniversary of the grant date. Stock option awards granted after November 29, 2016 vest over a period of three years with one-third becoming exercisable on each anniversary of the grant date. Stock options granted to Mr. Waltz on October 1, 2018 vest over a period of five years, with one-fifth becoming exercisable on each anniversary of the grant date.
(2)In general, annual RSU grants vest over a period of three years with one-third becoming exercisable on each anniversary of the grant date. PSUs vest at the end of a three-year performance period.
(3)RSU market value is determined by multiplying the total number of shares awarded that have not vested times $22.73, the closing price of a share of our common stock on the NYSE on September 30, 2020.
(4)PSU market value is determined by multiplying the total number of shares awarded that have not vested times $22.73, the closing price of a share of our common stock on the NYSE on September 30, 2020.
Option Exercises and Stock Vested in Fiscal Year 2020
The following table shows, for each of the named executive officers, stock options exercised and stock awards vesting that were outstanding as of September 30, 2020.

Name	Options Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise (#)	Option Exercise Price ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William E. Waltz, Jr.	100,000	$3,386,260	101,622	$2,819,217
David P. Johnson	—	$—	7,441	$238,857
Peter J. Lariviere	15,400	$533,659	92,866	$2,507,764
Daniel S. Kelly	113,512	$2,469,498	16,597	$467,432
Mark F. Lamps	2,480	$59,145	9,264	$343,156
(1)Stock options exercised by Messrs. Waltz, Kelly and Lamps were paid out in both cash and shares of Atkore common stock; Mr. Waltz retained 41,182 shares of Atkore common stock of the 100,000 exercised, Mr. Kelly retained 23,478 shares of Atkore common stock of the 113,512 exercised and Mr. Lamps retained 471 shares of Atkore common stock of the 2,480 exercised.
(2)Stock awards are in the form of RSUs and PSUs vested during fiscal year 2020. RSU value realized upon vesting are prior to any tax withholding requirements. PSU value realized is an estimated value based on the estimated performance as of September 30, 2020 and the closing price of Atkore common stock on September 30, 2020. PSU performance is not finalized until Board of Director approval at our November Board Meeting.
Employment Agreements and Offer Letters
None of our named executive officers is currently a party to an employment agreement, an offer letter or a severance agreement that governs the terms of their post-termination compensation. All of our named executive officers are covered under the severance policy adopted by us in July 2017.
In July 2017, we adopted a Severance and Retention Policy for Senior Management for the benefit of our named executive officers and certain other executive officers of the Company. Participation in the severance policy is voluntary, and if a participant who is subject to an employment agreement or offer letter elects to be covered by the severance policy, that employment agreement or offer letter would be superseded by the severance policy. To date, all of our named executive officers have elected to be covered under the policy.
Under the Policy, a Participant is entitled to receive severance payments and termination benefits upon a future termination of the Participant’s employment by the Company without “cause” or by the Participant with “good reason” (each, a “qualifying termination”). These payments and termination benefits include:
•a severance payment equal to the sum of (x) the Participant’s then-current base salary times a “severance multiple” (described below) plus (y) the average of the Participant’s three most recent annual bonuses times the severance multiple;
•a pro-rated annual bonus payment for the fiscal year in which the termination occurs, based on actual performance of Company metrics and target performance of individual metrics, and payable in a lump sum on the date of payment of annual bonuses generally; and

•to the extent the Participant elects COBRA continuation coverage, the provision of such coverage at active-employee rates for a period equal to the lesser of 18 months or the number of months (of severance) to which the Participant would be entitled after applying the severance multiple.
The severance multiples under the severance policy depend on whether the qualifying termination occurs before or after a change in control of us:

Participant	If the qualifying termination occurs prior to a change in control:	If the qualifying termination occurs within 24 months following a change in control:
CEO	2.0	2.5
Other NEOs	1.0	1.5
The severance payment will be paid in a number of monthly installments equal to the number of months that comprise the severance multiple (e.g., if the severance multiple is 1, the number of monthly installments would be 12), except that, if the termination occurs after a change in control, the severance payment will be paid in a lump sum to the maximum extent practicable under applicable law. If any payments to a participant under the severance policy trigger "golden parachute" excise taxes under Section 4999 of the Internal Revenue Code, the payments would be reduced if the reduction is better for the participant on an after-tax basis, and none of our employees is entitled to be made whole for these taxes under any circumstances.
The severance policy includes customary restrictive covenants that apply for a period based on the applicable severance multiple (and so determined whether or not the termination is a qualifying termination). In order to receive the severance payments and termination benefits under the severance policy, the participant must execute a release of claims and comply with the applicable restrictive covenants. See "Potential Payments upon Termination or Change in Control" on page 35 for more information on severance payments and termination benefits due to NEOs upon a termination of employment.
Pension Benefits and Non-Qualified Deferred Compensation
Our named executive officers do not currently participate in any tax-qualified or non-qualified defined benefit pension plans, and we do not currently sponsor any non-tax qualified deferred compensation plans. Our named executive officers do participate in our tax-qualified 401(k) retirement savings plan, under which we match the contributions of each of our employees, including our named executive officers, at a rate of 50% of the first 6% contributed by each employee. Employees and named executive officers are immediately vested in the matching contributions. Matching contribution amounts can be found in the “All Other Compensation” table under the heading “Retirement Plan Contributions.”
Potential Payments upon Termination or Change in Control
The following table summarizes the severance benefits that would have been payable to each of the named executive officers upon termination of their employment or the occurrence of a change in control, assuming that (1) the triggering event or events occurred on September 30, 2020, (2) payment is made to the relevant individual under our severance policy described above and (3) for equity awards, the relevant share price was the closing price of our common stock on September 30, 2020, which is the last day of fiscal year 2020 for which public stock prices are available ($22.73). The specific benefits that would have been payable are further described in the footnotes following the table. For purposes of this table, “retirement” is deemed to occur on a voluntary termination under the "Rule of 65," after an individual’s age and years of service equal or exceed 65 (and subject to a six month advance notice requirement). Currently, Messrs. Lariviere and Kelly are the only named executive officers who is eligible for retirement.

Name / Form of Compensation	Change in Control ($)	With Cause ($)	Without Cause or With Good Reason ($)	Resignation ($)	Death or Disability ($)	Retirement ($)
William E. Waltz, Jr.(1)
Severance	4,627,346	—	3,848,011	—	730,671	—
Benefit & Perquisite Continuation	46,406	—	46,406	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	4,272,041	—	—	—	3,118,112	—
David P. Johnson(1)
Severance	1,514,354	—	1,100,410	—	272,523	—
Benefit & Perquisite Continuation	23,181	—	18,954	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	888,382	—	—	—	864,425	—
Peter J. Lariviere(1)
Severance	1,199,383	—	866,530	—	200,825	—
Benefit & Perquisite Continuation	18,501	—	15,834	—	—	—
Continued Vesting of Equity Awards(2)(3)	1,256,749	—	—	—	766,457	766,457
Daniel S. Kelly(1)
Severance	1,192,984	—	861,747	—	199,274	—
Benefit & Perquisite Continuation	32,105	—	24,903	—	—	—
Continued Vesting of Equity Awards(2)(3)	1,609,852	—	—	—	679,185	679,185
Mark F. Lamps(1)
Severance	1,023,986	—	743,258	—	181,803	—
Benefit & Perquisite Continuation	23,525	—	19,183	—	—	—
Accelerated Vesting of Equity Awards(2)(3)	548,838	—	—	—	548,838	—
(1)Under the terms of our severance policy, if the employment of a named executive officer is terminated without “cause” or for “good reason,” he is eligible to receive (1) a multiple of his base salary and prior years’ bonuses, (2) a pro rata bonus for the year of termination, and (3) continued health and welfare insurance benefits at active employee rates for 18 months post-termination. The applicable multiples are described above, see “Employment Agreements and Offer Letters.” In the “Severance” row of the table, the amount in the “Change in Control” column includes only the incremental value that would be paid to the named executive officer in the event of a qualifying termination following a change in control arising from the application of the higher multiple (i.e., the named executive officer would also receive the amount in the “Without Cause or With Good Reason” column). For all of the NEOs (other than Mr. Waltz), the “Benefit & Perquisite Continuation” row also includes the estimated $10,500 cost of outplacement services that would be provided to the NEO.
(2)The effect of a termination of employment prior to a change in control on outstanding equity awards is as follows:
•Options. Options vest in full on termination due to the holder’s death or permanent disability. In addition, options granted after our IPO continue to vest due to the holder’s retirement (subject to compliance with applicable restrictive covenants). On any other termination of employment, unvested options are forfeited.
•RSUs. RSUs vest in full on termination due to the holders’ death or permanent disability and continue to vest due to retirement (subject to compliance with applicable restrictive covenants). On any other termination of employment, RSUs are forfeited.
•PSUs. Upon the holders’ death, permanent disability or retirement, a number of PSUs will vest based on actual performance during the entire performance period (as if the holder were employed for the full performance period), pro-rated for the period of actual employment during the performance period. (For retirement vesting to occur, the holder must be employed for at least six months of the performance period and must remain in compliance with applicable restrictive covenants.) On any other termination of employment, PSUs are forfeited. For purposes of the “Death or Disability” and "Retirement" columns, we have assumed pro rata vesting based on the target number of PSUs rather than actual performance.
The effect of a change in control on outstanding equity awards is as follows:
•Options and RSUs. In the event of a change in control, outstanding RSUs and options will be converted into economically equivalent awards with (1) an equivalent or better vesting schedule and (2) accelerated vesting on a termination without cause or a constructive termination with “good reason” within two years following the change in control. If not so converted, the outstanding RSUs and options will be fully vested and canceled for a cash payment equal to the price paid per share in the change in control (less, in the case of options, the strike prices of the options).
•PSUs. In the event of a change in control, our Omnibus Incentive Plan provides that the PSUs will be converted into time-vesting RSUs that vest based on continued service over the remainder of the performance period. The number of RSUs resulting from this conversion is based on either the target number of PSUs or actual performance measured against the performance goals, and in either case prorated based on service for the elapsed portion of the performance period through date of the change in control. These RSUs may then be converted into alternative awards with the features described in the immediately preceding paragraph (i.e., accelerated vesting on a termination without cause or a constructive termination with “good reason” within two years following the change in control), and if not so converted will be fully vested and canceled for a cash payment equal to the price paid per share in the change in control.
(3)For purposes of the “Accelerated Vesting of Equity Awards” row and the “Change in Control” column, we have assumed that (1) a change in control occurred on September 30, 2020, which is the last day of the fiscal year for which public stock prices are available, (2) PSUs were converted into RSUs based on the target number, rather than based on actual performance, and (3) the RSUs resulting from such conversion, as well as all other RSUs and all options, were fully vested and canceled for cash at the closing stock price on that date ($22.73) (minus, in the case of options, the applicable exercise price).
Director Compensation
Our non-employee directors are paid an annual retainer fee of $80,000, which is paid on a quarterly basis as of the beginning of the "Board Calendar" year, which begins as of the date of the annual meeting of stockholders each year. In addition, the chairperson of the board receives an additional cash retainer of $100,000, the chairperson of the Audit Committee receives an additional annual cash retainer of $20,000, the chairperson of the Human Resources & Compensation Committee receives an additional annual cash retainer of $15,000 and the chairperson of the Nominating and Governance Committee receives an additional annual cash retainer of $10,000.
Beginning with the 2019 Board Calendar year, which began on the date of the 2019 Annual Meeting of Stockholders, we changed the compensation of our non-employee directors by replacing the prior policy of one-time grants of RSUs with an annual equity award of RSUs with a value at the time of grant equal to $110,000. RSUs will generally be subject to a one-year vesting schedule based on the director’s continued service.
The board has adopted stock ownership guidelines for its members. The board believes that setting these ownership guidelines will enhance directors’ alignment with other stockholders. The Committee expects that these ownership guidelines will be met over time and intends to review director stock ownership levels on an annual basis, but has not yet adopted any specific time frame for directors to meet the ownership guidelines.
Under the ownership guidelines, members of the board are expected to hold stock valued at five times the annual cash retainer. The annual cash retainer is currently set at $80,000, resulting in a current expectation to hold stock valued at $400,000.
Until a director meets the stock ownership requirements set forth above, he or she must retain a specified percentage of after-tax “net profit shares” realized from the vesting of RSUs. Net profit shares are calculated after payment of the stock option exercise price and using the maximum marginal federal, state and local employment and income tax rates. The percentages of the net profit shares required to be retained are as follows:

Participant	Retention Percentage
Non-employee Directors	100%

The compensation paid to our non-employee directors quantified in the table below reflects payments and grants made by the Company during fiscal year 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Michael V. Schrock	176,668	110,016	—	286,684
A. Mark Zeffiro	86,668	110,016	—	196,684
Jeri L. Isbell	91,668	110,016	—	201,684
William R. VanArsdale	76,668	110,016	—	186,684
Scott H. Muse	86,668	110,016	—	196,684
Justin A. Kershaw	76,668	110,016	—	186,684
Wilbert W. James, Jr.	76,668	110,016	—	186,684
Betty Johnson	86,668	110,016	—	196,684
(1)Each of the Company's Directors was granted 2,682 RSUs at a per share grant date value of $41.02. The amount above reflects the grant date fair value of the stock awards, determined in accordance with FASB ASC Topic 718. See Note 6 "Stock Incentive Plan" to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020 for additional detail regarding assumptions underlying the valuation of our equity awards.
(2)As of September 30, 2020, the outstanding equity awards held by our non-employee directors included, for: Mr. Schrock, 2,682; Mr. Zeffiro, 13,642; Ms. Isbell, 19,254; Mr. VanArsdale, 19,254; Mr. Muse, 19,254; Mr. Kershaw, 11,642; Mr. James, 11,642; and Ms. Johnson, 9,921.

CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our President and CEO as required by Item 402(u) of Regulation S-K. We identified our median employee using our global population of approximately 3,587 regular and temporary employees, and Mr. Waltz as our CEO, in each case as of June 30, 2020 in accordance with applicable SEC rules. In compliance with the "de minimis" exemption of Item 402(u), we excluded all employees in three countries totaling 167 employees (approximately 4.7% of our total workforce of 3,587). Employees in the following countries were excluded:

Country	Headcount
China	92
New Zealand	45
Russia	30
As a result, our pay ratio includes 3,424 of our employees in over five countries. IRS Form W-2 or W-2 equivalent earnings is our consistently applied compensation measure used to identify the median employee. This earnings definition provides an accurate depiction of total earnings for the purpose of identifying our median employee. W-2 equivalent earnings for employees outside the United States were converted to United States Dollars by applying the applicable exchange rates in effect on October 1, 2019 which is the beginning of our 2020 fiscal year. No cost of living adjustments were applied in our methodology. Our median employee’s total compensation of $45,038 was calculated in the same manner as we calculated total compensation for each of the named executive officers in the Summary Compensation Table. Mr. Waltz’s total compensation for purposes of this disclosure is $3,366,702.
Accordingly, our CEO to Employee Pay Ratio is 74.8:1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of December 1, 2020 with respect to the ownership of our common stock by:
•each person known to own beneficially more than five percent of our common stock;
•each of our directors;
•each of our named executive officers; and
•all of our current executive officers and directors as a group.
The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Percentage computations are based on approximately 47,560,211 shares of our common stock outstanding as of December 1, 2020.
Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o Atkore International Group Inc., 16100 South Lathrop Avenue, Harvey, Illinois 60426.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent (%)
Vanguard Group Inc.(1)	5,261,186	11.15%
BlackRock, Inc.(2)	3,797,931	8.1%
William E. Waltz Jr.(3)	399,877	*
David P. Johnson(3)	30,409	*
Mark F. Lamps(3)	8,163	*
Peter J. Lariviere(3)	103,683	*
LeAngela W. Lowe(3)	26,443	*
Daniel S. Kelly(3)	99,815	*
John W. Pregenzer(3)	16,890	*
Michael V. Schrock(4)	11,897	*
Jeri L. Isbell(4)	22,607	*
Justin A. Kershaw(4)	15,768	*
Wilbert W. James Jr.(4)	15,768	*
Betty R. Johnson(4)	9,921	*
Scott H. Muse(4)	22,607	*
William R. VanArsdale(4)	22,607	*
A. Mark Zeffiro(4)	25,955	*
All current directors and executive officers as a group (15 persons)(3)(4)	815,520	1.72%

*	Less than one percent.
(1)According to the Schedule 13G/A filed by Vanguard Group Inc. ("Vanguard"), as of February 10, 2020, Vanguard beneficially owned 5,261,186 shares of our common stock. Vanguard reported sole voting power with respect to 98,703 shares, shared voting power with respect to 3,372 shares, sole dispositive power with respect to 5,165,270 shares and shared dispositive power with respect to 95,916 shares. The address for Vanguard Group Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(2)According to the Schedule 13G/A filed by BlackRock, Inc. ("BlackRock"), as of February 4, 2020, BlackRock beneficially owned 3,797,931 shares of our common stock. BlackRock reported sole voting power with respect to 3,622,864 shares and sole dispositive power with respect to 3,797,931 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(3)Includes shares which the current executive officers had the right to acquire prior to December 1, 2020 through the exercise of stock options or vesting of RSUs: Mr. Waltz, 236,957; Mr. Johnson, 13,775; Mr. Lamps, 2,965; Mr. Lariviere, 68,578; Mrs. Lowe, 16,506; Mr. Kelly, 55,469 and Mr. Pregenzer, 5,943. All current executive officers as a group had the right to acquire 394,250 shares prior to December 1, 2020 through the exercise of stock options or vesting of RSUs and PSUs.
(4)     Includes RSUs granted to the directors for board service that will vest at the earlier of 1 year or the date of Annual Meeting next following the date of grant: Mr. Schrock, 2,682 RSUs, Ms. Isbell, 2,682 RSUs, Mr. Kershaw, 2,682 RSUs, Mr. James, 2,682 RSUs, Ms. Johnson, 2,682 RSUs, Mr. Muse, 2,682 RSUs, Mr. VanArsdale, 2,682 RSUs, and Mr. Zeffiro, 2,682 RSUs.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the SEC reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish such reports to the Company. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2020, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except for the following:

•One Form 4 report for Mark F. Lamps in connection with a sale effected pursuant to a Rule 10b5-1 trading plan was filed one business day late on December 10, 2019 due to administrative error.
•One Form 4 report for each of David Paul Johnson and Mark F. Lamps in connection with the Company’s withholding of securities incident to the vesting of RSUs for payment of tax liabilities was filed, respectively, forty-five business days late and two business days late on November 7, 2019 due to administrative error.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our board has approved policies and procedures with respect to the review and approval of certain transactions between us and a “Related Person,” or a “Related Person Transaction,” which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, our board, acting through our Audit Committee, must review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.
For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.
A “Related Person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of Atkore or a nominee to become a director of Atkore; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.
Transactions with Related Parties
The Company is not aware of any related party transactions during fiscal year 2020.

REPORT OF THE AUDIT COMMITTEE
The principal purpose of the Audit Committee is to assist the board in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.
Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent registered public accounting firm for fiscal year 2020, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended September 30, 2020 with management and with Deloitte & Touche LLP. These audited financial statements are included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020.
The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.”
The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte and Touche LLP its independence from us.
Based on the review and discussions described above, the Audit Committee recommended to the board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2020 for filing with the SEC.
The Audit Committee
A. Mark Zeffiro (Chairperson until July 28, 2020)
Betty R. Johnson (Chairperson beginning at the July 28, 2020 meeting)
Jeri L. Isbell
Scott H. Muse
This Report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

PROPOSAL 1: ELECTION OF DIRECTORS
The following individuals, all of whom are currently serving on our board, are nominated for election this year as Class I or Class II directors:

•Betty R. Johnson (Class I)
•William E. Waltz, Jr. (Class I)
•A. Mark Zeffiro (Class I)
•Jeri L. Isbell (Class II)
•Wilbert W. James, Jr. (Class II)
•Michael V. Schrock (Class II)
If elected, each of these individuals will serve as a director until the 2022 Annual Meeting and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.
The relevant experiences, qualifications, attributes or skills of each nominee that led our board to recommend the above persons as a nominee for director are described above in the section entitled “The Board of Directors and Corporate Governance.”
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As a result of the Dodd-Frank Act, and in accordance with Section 14A of the Exchange Act, the Company’s stockholders are entitled to approve, on an advisory basis, the compensation of our named executive officers. This non-binding advisory vote, commonly known as a “Say on Pay” vote, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. At the Company’s annual meeting of stockholders on March 7, 2017, holders of a majority in aggregate principal amount of shares entitled to vote considered and approved a proposal that the Company put to vote a Say on Pay proposal each year.
As described in the “Compensation Discussion and Analysis” section of this proxy statement (the “CD&A”), the Human Resources & Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the Human Resources & Compensation Committee strives to (i) attract and retain highly motivated, qualified and experienced executives, (ii) focus the attention of the named executive officers on the strategic, operational and financial performance of the Company, and (iii) encourage the named executive officers to meet long-term performance objectives and increase stockholder value. To do so, the Human Resources & Compensation Committee uses a combination of short- and long-term incentive compensation to motivate and reward executives who have the ability to significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value. It is always the intention of the Human Resources & Compensation Committee that our executive officers be compensated competitively with the market and consistently with our business strategy, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our named executive officers are reasonable and not excessive.
For these reasons, the board is asking stockholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As you consider this Proposal 2, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation Tables” section of this proxy statement.
As an advisory vote, Proposal 2 is not binding on our board or the Human Resources & Compensation Committee, will not overrule any decisions made by our board or the Human Resources & Compensation Committee, or require our board or the Human Resources & Compensation Committee to take any specific action. Although the vote is non-binding, our board and the Human Resources & Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the board has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2021, and recommends that the stockholders vote for ratification of such selection. The Audit Committee has sole and direct responsibility for the appointment, retention, termination, compensation, evaluation and oversight of the work of any independent registered public accounting firm engaged by the Company. In the event of a negative vote on the ratification, the Audit Committee may reconsider its appointment of Deloitte & Touche LLP for fiscal year 2021; however, the Audit Committee will consider the outcome of the vote for fiscal year 2021 and when making appointments of our independent registered public accounting firm in future years.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.
Audit Fees and Related Fees
The following table presents, for fiscal year 2020 and 2019, fees for professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements, audit-related services, tax services and all other services. In accordance with the SEC’s definitions and rules, “audit fees” are fees we paid Deloitte & Touche LLP for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any products and services provided by Deloitte & Touche LLP not included in the first three categories.

	Fiscal Year Ended
	September 30, 2020	September 30, 2019
Audit Fees(1)	$2,318,111	$2,443,165
All Other Fees(2)	$1,895	$58,172
(1)Audit fees include fees related to the audits of the Company and other services associated with regulatory filings as well as other fees associated with audits of certain subsidiaries of the Company.
(2)Includes fees for certain tax analysis during fiscal year 2019 and fees related to research access tools utilized by the Company.
Pre-Approval Policies and Procedures
In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee charter provides that the Audit Committee of the board has the sole authority and responsibility to pre-approve all audit services, audit-related tax services and other permitted services to be performed for the Company by its independent auditors and the related fees. Pursuant to its charter and in compliance with rules of the SEC and Public Company Accounting Oversight Board (“PCAOB”), the Audit Committee has established a pre-approval policy that requires the pre-approval of all services to be performed by the independent auditors. The independent auditors may be considered for other services not specifically approved as audit services or audit-related services and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent auditor.
All of the services performed by Deloitte & Touche LLP during the fiscal years ended September 30, 2020 and September 30, 2019, were approved in advance by the Audit Committee pursuant to the pre-approval policy.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2021.

OTHER BUSINESS
The board does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named in the Company’s proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.
A list of stockholders entitled to be present and vote at the Annual Meeting will be available at the Company’s offices at 16100 South Lathrop Avenue, Harvey, Illinois, 60426, for inspection by the stockholders during regular business hours from December 1, 2020, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by stockholders who are present.
Whether or not you expect to attend the Annual Meeting, we urge you to vote via the Internet, as instructed on the proxy card and Notice of Internet Availability or, if so requested, by executing and returning the requested proxy card in the postage-paid envelope that will be provided, so that your shares may be represented at the Annual Meeting.
By Order of the Board of Directors,

Daniel S. Kelly
Vice President, General Counsel and Corporate Secretary
December 11, 2020

ATKORE INTERNATIONAL GROUP INC.
16100 S. LATHROP AVENUE
HARVEY, IL 60426

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 01/27/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ATKR2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Betty R. Johnson	☐	☐	☐
1b. William E. Waltz, Jr.	☐	☐	☐
1c. A. Mark Zeffiro	☐	☐	☐
1d. Jeri L. Isbell	☐	☐	☐
1e. Wilbert W. James, Jr.	☐	☐	☐
1f. Michael V. Schrock	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. The non-binding advisory vote approving executive compensation.	☐	☐	☐
3. The ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2021.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000477029_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

ATKORE INTERNATIONAL GROUP INC.
Annual Meeting of Stockholders
January 28, 2021 8:00 AM CST
This proxy is solicited by the Board of Directors.

The stockholders(s) hereby appoint(s) John M. Deitzer and Courtney H. Young, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ATKORE INTERNATIONAL GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, CST on January 28, 2021, at www.virtualshareholdermeeting.com/ATKR2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000477029_2 R1.0.1.18

Continued and to be signed on reverse side